UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Great Lakes Dredge & Dock Corporation

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GREAT LAKES DREDGE & DOCK CORPORATION

PROXY STATEMENT 2024

GLDD.COM 9811 KATY FREEWAY, SUITE 1200 HOUSTON, TX 77024 P 346-359-1010

March 27, 2024

Dear Fellow Stockholder:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2024 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation. The meeting will be held on Thursday, May 9, 2024, beginning at 1:00 p.m. Central Time via live audio webcast.

You may virtually attend the 2024 Annual Meeting of Stockholders by visiting www.virtualshareholdermeeting.com/GLDD2024 and submit your questions online during the meeting. Please refer to the accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.

In accordance with U.S. Securities and Exchange Commission rules, we have elected to deliver our proxy materials over the internet to most stockholders. This allows stockholders to receive information on a more timely basis, while reducing the environmental impact (from printing and mailing physical copies).

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

On behalf of the Board of Directors, I urge you to vote your shares by proxy as soon as possible to ensure that your vote is recorded at the 2024 Annual Meeting of Stockholders. You may vote your shares online at the 2024 Annual Meeting of Stockholders. You may also vote your shares prior to the 2024 Annual Meeting of Stockholders by telephone, over the internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors appreciates your continued support of Great Lakes Dredge & Dock Corporation.

Sincerely,

Lawrence R. Dickerson

Chairman of the Board of Directors

Notice of 2024 Annual Meeting of Stockholders

DATE & TIME Thursday, May 9, 2024 1:00 p.m. Central Time	PLACE Virtually via live audio webcast at www.virtualshareholdermeeting.com/GLDD2024

RECORD DATE

March 13, 2024

Stockholders of record at the close of business on March 13, 2024 are entitled to notice of, and to vote at, the 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting") and any adjournments or postponements thereof

Items of Business

1.
To elect as directors the three nominees named in the Proxy Statement to serve for three-year terms expiring at the 2027 Annual Meeting of Stockholders, and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal.
2.
To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.
3.
To approve, on a non-binding advisory basis, the Company’s executive compensation.
4.
To approve an amendment to the Company's certificate of incorporation to declassify the Board of Directors.
5.
To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock from 90,000,000 to 170,000,000 shares.
6.
To approve an amendment to the Company's certificate of incorporation to reflect revisions in Delaware law regarding the exculpation of officers.
7.
To approve an amendment to the Company's certificate of incorporation to clarify certain provisions relating to Maritime Laws.
8.
To approve an amendment to the Company's certificate of incorporation to remove the corporate opportunity waiver.
9.
To approve the amendment and restatement of the Company's certificate of incorporation to clarify, eliminate or update outdated provisions and to modernize the Company's certificate of incorporation.
10.
To transact such other business as may properly come before the 2024 Annual Meeting or any postponements or adjournments of the 2024 Annual Meeting.

Admission to Meeting

Proof of share ownership will be required for admission to the 2024 Annual Meeting. See “Information About the Annual Meeting and Voting” on page 63 appearing at the end of this Proxy Statement for details.

How to Vote

Your vote is important to us. To make sure your shares are represented and voted at the 2024 Annual Meeting, we encourage you to authorize a proxy to vote your shares in one of the following ways, even if you plan to attend the virtual meeting via the internet:

BY TELEPHONE	BY INTERNET	BY MAIL
Call 1-800-690-6903 from the United States or Canada. You will need your 16-digit control number on your Notice of Internet Availability, proxy card or voting instruction form.	Visit www.proxyvote.com. You will need your 16-digit control number on your Notice of Internet Availability, proxy card or voting instruction form.	Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope.

You can attend the 2024 Annual Meeting and revoke your proxy by attending and voting at the virtual meeting at www.virtualshareholdermeeting.com/GLDD2024.

We are planning a virtual Annual Meeting to be held via live audio webcast at www.virtualshareholdermeeting.com/GLDD2024. As always, you are encouraged to vote your shares prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Vivienne R. Schiffer

Corporate Secretary

Houston, Texas

March 27, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2024: THE NOTICE, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2023 ARE AVAILABLE AT WWW.PROXYVOTE.COM

Executive Compensation	26

Compensation Discussion and Analysis	26

Other Compensation Practices, Policies and Related Matters	36

Compensation Committee Interlocks with Insider Participation	37

Compensation Committee Report	37

Executive Compensation Tables	38

Potential Payments Upon Termination or Change in Control	42

CEO Pay Ratio	44

PROPOSAL 3 – Advisory Vote to Approve Executive Compensation	48

Vote Required and Recommendation	48

PROPOSAL 4 - Amendment to the Company's Certificate of Incorporation to Declassify the Board of Directors	50

Vote Required and Recommendation	50

PROPOSAL 5 - Amendment to the Company's Certificate of Incorporation to Increase the Number of Authorized Shares of the Company's Common Stock from 90,000,000 to 170,000,000 Shares	51

Vote Required and Recommendation	51

PROPOSAL 6 - Amendment to the Company's Certificate of Incorporation to Include the Exculpation of Officers Given Recent Changes in Delaware Law	52

Vote Required and Recommendation	52

PROPOSAL 7 - Amendment to the Company's Certificate of Incorporation to Clarify Certain Provisions Relating to Maritime Laws	53

Vote Required and Recommendation	53

PROPOSAL 8 - Amendment to the Company's Certificate of Incorporation to Remove the Corporate Opportunity Waiver	54

Vote Required and Recommendation	54

PROPOSAL 9 - Amendment and Restatement of the Company's Certificate of Incorporation to Clarify, Eliminate or Update Outdated Provisions and Modernize the Company's Certificate of Incorporation	55

Vote Required and Recommendation	56

Delinquent Section 16(a) Reports	57

Security Ownership of Certain Beneficial Owners and Management	58

Certain Relationships and Related Transactions	60

Equity Compensation Plan Information	62

Information About the Annual Meeting and Voting	63

Other Matters	66

Appendix A - Reconciliation of Non-GAAP Financial Measures to GAAP Measures	67

Appendix B - Amended and Restated Certificate of Incorporation	68

GREAT LAKES DREDGE & DOCK CORPORATION 9811 KATY FREEWAY, SUITE 1200 HOUSTON, TX 77024

Proxy Statement

2024 Annual Meeting of Stockholders Proxy Statement

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Great Lakes Dredge & Dock Corporation, a Delaware corporation, to be voted at the 2024 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” the “2024 Annual Meeting” or the “2024 Meeting,” and any adjournment or postponement of the meeting. Throughout this Proxy Statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

The meeting will be conducted via live audio webcast at www.virtualshareholdermeeting.com/GLDD2024, on Thursday, May 9, 2024, at 1:00 p.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and as set forth in this Proxy Statement.

In order to reduce costs and our environmental impact, we are offering this Proxy Statement and accompanying materials to our stockholders electronically. On March 27, 2024, we made this Proxy Statement and form of proxy available online and mailed to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access this Proxy Statement, the form of proxy and our annual report to stockholders of record as of March 13, 2024 (the “record date”), as permitted by the U.S. Securities and Exchange Commission’s (the “SEC”) rules. We will also mail this Proxy Statement, and the materials accompanying it, to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mailed to you.

Important Notice: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. (All website addresses given in this document are for informational purposes only and are not intended to be an active link or to incorporate any website information into this document.)

Great Lakes Dredge & Dock Corporation	1	2024 Proxy Statement

2024 Proxy Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider, and you should carefully read the entire Proxy Statement before voting.

Annual Meeting of Stockholders

•	Time and Date: 1:00 p.m. Central Time, Thursday, May 9, 2024
•	Online: The 2024 Annual Meeting will be conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/GLDD2024
•	Record Date: March 13, 2024
•

Voting: Stockholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Agenda Items and Board Recommendations

MATTER	BOARD RECOMMENDATION
1 Election of the three directors named in this Proxy Statement.	FOR
2 Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024.	FOR
3 Approval, on a non-binding advisory vote, of the compensation of the Company’s named executive officers.	FOr
4 Approval of an amendment to the Company's certificate of incorporation to declassify the board of directors.	FOR
5 Approval of an amendment to the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock from 90,000,000 to 170,000,000 shares.	FOR
6 Approval of an amendment to the Company's certificate of incorporation to reflect revisions in Delaware law regarding the exculpation of officers.	FOR
7 Approval of an amendment to the Company's certificate of incorporation to clarify certain provisions relating to Maritime Law.	FOR
8 Approval of an amendment to the Company's certificate of incorporation to remove the corporate opportunity waiver.	FOR

9 Approval of the amendment and restatement of the Company's certificate of incorporation to clarify, eliminate or update outdated provisions and to modernize the Company's certificate of incorporation.

FOR

Corporate Governance Highlights

Commitment to Board Refreshment. Three of our seven Directors joined the Board since 2018.

Strong Independent Board. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. The Board believes its current, refreshed leadership strikes an appropriate balance between independent directors and directors affiliated with the Company. This allows the Board to effectively represent the best interests of the Company and its stockholders.

Continually Updating Key Governance Policies. Annually, our Board reviews the charters of each of its standing committees. During 2023, our Board approved all three of its existing committee charters as promoting corporate governance best practices.

Great Lakes Dredge & Dock Corporation	2	2024 Proxy Statement

Corporate Governance Practices

Standing Board Committees Composed Solely of Independent Directors	Executive Sessions of Independent Directors at All Regularly Scheduled Board Meetings
Separation of Board Chair and Chief Executive Officer ("CEO") Roles	Annual Board and Committee Evaluations
Risk Oversight by the Board and Committees and Enhanced Internal Control Environment	Oversight of CEO Succession Planning Process
Comprehensive Code of Business Conduct & Ethics with Annual Director and Employee Certification of Compliance	Robust Foreign Corrupt Practices Act Compliance Program for Employees Supporting Foreign Operations & Purchasing

Executive Compensation Highlights

Consistent with our pay for performance philosophy, a meaningful portion of our named executive officers’ target total compensation for 2023 (i.e. the sum of annualized base salary, target short-term incentive award and target long-term incentive awards) is equity-based or “variable/at-risk,” meaning it is only earned if specific financial goals are achieved. For 2023, the percentage of at-risk compensation was 75% for our CEO and 56% in the aggregate for the other named executive officers.

Executive Compensation Practices

Our executive compensation program is designed to support our financial and strategic goals, align executive pay with stockholder value creation and discourage unnecessary and excessive risk-taking. Our Compensation Committee regularly reviews our executive compensation program to incorporate commonly viewed best practices as it deems appropriate, examples of which include:

Executive compensation is variable and linked to meeting financial and strategic goals and stock price performance	All senior executives have stock retention requirements
No tax gross-ups for excess parachute payments	The Company maintains a robust compensation recoupment (“clawback”) policy
The Compensation Committee engages an independent compensation consultant	We maintain double trigger cash severance and long-term incentive provisions in the event of a change in control
Annual incentive compensation and long-term incentive compensation are based on a variety of performance metrics	Directors, officers and all other employees are prohibited from hedging or pledging Company securities

Board of Directors

						––––––––––––– COMMITTEES –––––––––––––
NAME OF director	AGE	Director since	CLASS	INDEPENDENT	FINANCIAL EXPERT	AUDIT	COMPENSATION	NOMINATING, CORPORATE GOVERNANCE and sustainability
Lawrence R. Dickerson	71	2017	I	✓
Ryan J. Levenson	48	2016	II	✓
Lasse J. Petterson *	67	2016	III	CEO
Kathleen M. Shanahan *	65	2018	III	✓
Earl L. Shipp *	66	2021	III	✓
Ronald R. Steger	70	2018	I	✓	▲
D. Michael Steuert	75	2017	I	✓

✓	= Independent	▲	= Financial Expert	= Committee Chair	= Committee Member * = Director Nominee

The above chart shows the Committee composition as of the record date.

Great Lakes Dredge & Dock Corporation	3	2024 Proxy Statement

Tenure and Age of our Board Members

AVERAGE TENURE	AVERAGE AGE

Great Lakes Dredge & Dock Corporation	4	2024 Proxy Statement

2023 Business Overview

About our Business

We completed the year with net income of $13.9 million, adjusted EBITDA (“Adjusted EBITDA”) of $73.0 million and a net debt balance of $389.2 million. See Appendix A for a reconciliation of Adjusted EBITDA to net income.

The Company’s largest domestic dredging customer is the U.S. Army Corps of Engineers ("the Corps”). The Corps oversees the majority of our critical infrastructure projects and, in this capacity, has continued to prioritize all types of dredging, including port maintenance and expansion and coastal protection projects that are necessary to avoid potential storm damage during hurricane season.

On March 9, 2024, the Corps' FY 2024 budget was signed into law by President Biden as part of the Omnibus Appropriations Bill. This signing provides the Corps budget certainty for the reminder of the fiscal year at another record annual level of $8.68 Billion. This level includes utilization of Harbor Maintenance Trust Fund (the "HMTF") funds at also a record level of $2.77 Billion.

On December 23, 2022, President Biden also signed into law the National Defense Authorization Act, which included the Water Resources Development Act of 2022 ("WRDA 2022"). WRDA 2022 includes many project authorizations including a $6 billion project to deepen New York/New Jersey shipping channels, a $31 billion project to protect Texas coastal areas and other projects of interest to us, including deepenings in Long Beach Harbor, Tampa and Wilmington Harbor. We expect that other important policy changes in WRDA 2022 will make it easier to get projects approved and recognize more environmental benefits in determining project viability. The Water Resources Development Act of 2024 is currently in motion in Congress now with passage expected in line with previous WRDA bills which have been passed biennially since 2014.

During 2023 our fleet renewal continued on budget. Late in the fourth quarter, we took conditional delivery of our 6,500 cubic yard mid-size hopper dredge, the Galveston Island, and she joined Company's operating fleet in February 2024. Construction of the Galveston Island's sister ship, the Amelia Island, continues at the Conrad Shipyard in Louisiana with delivery expected in 2025. These two highly automated new build vessels will increase the capabilities of our hopper fleet in the coastal protection and maintenance markets and allow for the retirement of older and less efficient assets.

Additionally, we took delivery of our two new Multi Cat support vessels, Cape Canaveral and Cape Hatteras, in the second half of 2023. These vessels bring important safety improvements to our dredge pipeline operations and provide the ability to dredge with enhanced operating efficiencies.

We believe that our entry into the offshore wind renewable energy market will provide us with a growth opportunity outside our traditional dredging market. Announcements by President Biden’s Administration demonstrate its priority commitment to a sustainable renewable energy market. There is currently a need for U.S. companies to fill the demand created by not only the Administration’s commitment to renewable energy, but to its commitment to support American industry. As an example, President Biden issued a Made-in-America Executive Order, directing Federal agencies to ensure taxpayer dollars support American manufacturing, while increasing oversight and guiding a process for updating domestic preferences to fit the current realities of the American economy.

We are currently building the Acadia, the first Jones Act-compliant subsea rock installation vessel for use in the U.S. offshore wind industry. This new vessel has been designed to meet the highest environmental classification, including being equipped with battery power and a shore-power connection system, and to be capable of burning biofuel, all in an effort to reduce the ship’s CO2 footprint. We believe that our innovative choice to be the first U.S. company to make a financial investment in a U.S. flagged Jones Act-compliant, inclined fall-pipe vessel for subsea rock installation for wind turbine foundations to support the offshore wind industry, as well as its intentional design and its LEV classification, positions us to be a key player in these important national initiatives.

Natural Capital

By making significant financial investments in more efficient new and, in the case of the Acadia, LEV classified, vessels, upgrading some of our existing equipment with NOX and SOX scrubbing filters, and mandating the use of environmentally acceptable lubricants, Great Lakes is doing its part to reduce emissions and minimize its environmental impact. In addition, Great Lakes’ work has positive environmental impacts. While much of our work is in the nature of capital improvements which strengthens our national security and ensures the smooth and timely delivery of goods through our nation’s ports, a great deal of our work is focused on projects which not only repair the negative impacts of climate change, but are critical to minimizing those increasingly negative impacts. Our projects reestablish endangered natural habitats, rebuild environmentally significant barrier islands and restore areas eroded by both natural disasters and the effects of the ebbs and flows of tides and ordinary weather patterns. Our projects support biodiversity and ecosystems, which results in their improvement and longevity. We also employ endangered species protection devices and employ protected species observers on many of our projects. Additionally, we support a variety of conservation groups in the communities in which we work. An overview of these community initiatives can be found in our annual sustainability report, for which more information can be found below, under Environmental, Safety, Social and Governance.

Great Lakes Dredge & Dock Corporation	5	2024 Proxy Statement

Environmental, Safety, Social and Governance

Great Lakes strives to incorporate effective environmental, safety, social, and governance processes into everything we do. Our business is focused on ensuring that our nation’s waterways are open, our shorelines are protected and potential risks associated with storms and sea change are mitigated. While the focus of much of our work is long-term environmental protection, the Company seeks to conduct our work in a manner which demonstrates the best environmental stewardship. Our people seek and develop technical innovations so that our work can be completed efficiently and responsibly, and our ambition is to leave the areas that we touch in a better state as a result of the work that we perform. To support this philosophy, we continue to build relationships with all stakeholders, including non-government organizations and conservation groups, to focus on the protection of our marine environment.

Examples of the Company’s activities and commitments to environmental, safety, social and corporate governance matters include:

•	improvement to our fleet of vessels, including emissions reductions, and in the case of the Acadia, LEV classification;
•	endangered species protection;
•	environmentally beneficial use of dredged material;
•	coral conservation;
•	engagement in the communities where we work;
•	our Safety Without Compromise program;
•	implementation of our Positive Project Management program;
•	our use of EALs (environmentally acceptable lubricants); and
•	the Company's significant investment to contribute to the nation's commitment to offshore wind energy.

The Company’s sustainability report can be found on the Company's website, www.gldd.com. This report is not incorporated by reference into this Proxy Statement or considered part of this document.

Human Capital Management

We seek to provide equal opportunity in identifying, recruiting, retaining, incentivizing and integrating our existing and future employees. To achieve our goal of attracting and retaining the most talented employees in the industry, we offer competitive compensation and benefits that support our employees’ physical, financial and emotional health. The principal objective of our equity incentive plan is to attract, retain and motivate selected employees and directors through the granting of stock-based compensation awards. We offer employees benefits, including a 401(k) plan with employer contributions; health, life and disability insurance; additional voluntary insurance; paid time off and parental leave; and paid counseling assistance. In keeping with our philosophy of leaving our project sites in a better condition than that in which we found them, we seek to enhance our relationships with the communities where we work. We encourage and provide opportunities for our employees to engage in a variety of community service projects, community outreach and charitable activities.

Safety

The nature of our business carries with it safety risks. We operate large equipment in difficult environments. We rely on trained personnel to operate our vessels twenty-four hours a day, every day of the year. Great Lakes is committed to providing a safe and healthy working environment for all employees and trade partners. In return, all of our employees are committed to Incident and Injury Free® (IIF®) safe work practices both at work and home. Employees will not be asked to perform work that is unsafe and may refuse to perform tasks if they believe that the activity or work environment is unsafe. In addition, the Company takes every opportunity to advocate for safety in our relations with other organizations. We require our trade partners to participate in the spirit and specifics of IIF® when engaged on our projects. We are committed to spreading safety consciousness within our industry and throughout the maritime community, raising the spirit of IIF® in meetings and making our safety materials freely available.

The Company has instituted a number of programs designed to make safety foremost in the minds of our employees. An example is our “Good Catch Program,” which is designed to increase team member ownership of safety. The term “Good Catch” is used when a team member recognizes or proactively addresses a potentially unsafe situation. Good Catches are collected and communicated Company-wide, which further reinforces our commitment to fostering effective safety practices throughout the Company.

In addition to reducing our environmental impact, our new build program is designed with a view toward enhanced safety. In 2023, we took delivery of two multifunctional all-purpose vessels, which will provide a safer work platform, and which we believe will assist in reducing man overboard hazards when our crews are connecting pipelines.

Our IIF® safety journey has resulted in a dramatic reduction in work related injuries over the past decade and a half, and we are very proud of the lives we have positively impacted. This success has been nurtured through a culture of taking personal responsibility for safety, care and concern for one another, and that makes our work environment one of the safest in the dredging industry.

Significantly, however, Great Lakes' commitment to safety goes far beyond our own borders. We have taken our commitment to safety to our clients, our vendors and even to our competitors, sharing our knowledge, our processes and our best practices across the

Great Lakes Dredge & Dock Corporation	6	2024 Proxy Statement

industry and beyond. We take pride in our recognition as the industry leader in safety. But our primary pride is in knowing that, because of our efforts and determination, our industry as a whole has become safer for its employees and clients.

Great Lakes Dredge & Dock Corporation	7	2024 Proxy Statement

Corporate Governance

Governance Framework

The Company is committed to the values of effective corporate governance and high ethical standards. These values are important to driving long-term performance, and the Board reevaluates our policies on an ongoing basis to ensure they sufficiently meet the Company’s needs. We believe our key corporate governance and ethics policies enable us to manage our business in accordance with the highest standards of business practice and in the best interests of our stockholders.

Board Independence	• Six out of seven of our directors are independent. • Our CEO is the only management director.
Board Composition
•
Currently, the Board has fixed the number of directors at seven.
•
The Board regularly assesses its performance through Board and Committee self-evaluation.
•
Two of our seven current directors are Diverse, as defined under applicable NASDAQ Marketplace Rules.

Board Committees	• We have three standing Board Committees: Audit; Compensation; and Nominating, Corporate Governance and Sustainability. • All Committees are composed entirely of independent directors.
Leadership Structure	• Our Board Chair is independent. • If our Board Chair were not independent, we would have a Lead Independent Director, elected annually by the independent Board members.
Risk Oversight
•
Our full Board is responsible for risk oversight, and the Board has designated Committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Open Communication
•
We encourage open communication and strong working relationships among the Board Chair, other directors and management.
•
Stockholders can contact our Board, Board Chair or management through our website or by regular mail addressed to the Corporate Secretary.

Stockholder Engagement	• We have an active stockholder outreach program, which encourages dialogue around executive compensation and environmental, social and governance matters.
Succession Planning	• The Board actively monitors our succession planning and management development and receives regular updates on human capital matters.
Director Stock Ownership
•
Currently, our non-employee directors are required to retain at least $400,000 of our common stock – five times the annual pre-deferral cash retainer received for service as a member of the Board.
•
Until the required retention is achieved, non-employee directors are required to hold at least 50% of the shares received as equity compensation (after taxes).

Equity and Compensation
•
The Company has stock ownership guidelines for named executive officers and senior management.
•
Directors, officers and all other employees are prohibited from engaging in hedging or pledging of Company securities.
•
Our compensation recoupment (“clawback”) policy covers both cash and equity incentive compensation.

Great Lakes Dredge & Dock Corporation	8	2024 Proxy Statement

The Board of Directors and Its Committees

						––––––––––––––––– COMMITTEES –––––––––––––––––
NAME OF NOMINEE	AGE	Director since	CLASS	INDEPENDENT	FINANCIAL EXPERT	AUDIT	COMPENSATION	NOMINATING, CORPORATE GOVERNANCE and Sustainability
Lawrence R. Dickerson	71	2017	I	✓
Ryan J. Levenson	48	2016	II	✓
Lasse J. Petterson *	67	2016	III	CEO
Kathleen M. Shanahan *	65	2018	III	✓
Earl L. Shipp[1] *	66	2021	III	✓
Ronald R. Steger	70	2018	I	✓	▲
D. Michael Steuert	75	2017	I	✓

✓	= Independent	▲	= Financial Expert	= Committee Chair	= Committee Member * = Director Nominees

Only independent directors sit on our standing committees; therefore, Mr. Petterson does not sit on any committees. The Committee composition set forth above is as of the record date.

1.	Mr. Shipp was appointed to the Audit Committee on August 15, 2023.

Our Board now has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating, Corporate Governance and Sustainability Committee. The Board renamed the Nominating and Corporate Governance Committee to Nominating, Corporate Governance and Sustainability Committee on September 6, 2023. The Board dissolved the Safety, Environmental and Sustainability Committee on September 6, 2023 and reassigned its responsibilities to each of the Audit Committee, the Board at large, and the Nominating, Corporate Governance and Sustainability Committee. Each standing committee has a written charter that is reviewed at least annually to reflect the activities of each of the respective committees and changes in applicable law or other relevant considerations. The charters of the Audit Committee and the Nominating, Corporate Governance and Sustainability Committee were revised in 2023 to reflect their respective increasing responsibilities toward sustainability. These were, and any other changes are, approved by the full Board as recommended by each individual committee. Each committee is composed entirely of directors deemed to be, in the judgment of the Board, independent in accordance with the meaning of the NASDAQ Marketplace Rules. Our Board met six times in 2023. Each director attended at least 75% of the total number of meetings of the Board and the Board committees of which he or she was a member in 2023. While we do not have a formal policy requiring members of the Board to attend the Annual Meeting, we encourage all directors to attend. All of our directors then in office attended the Annual Meeting in 2023.

The following lists the members, number of meetings held and primary functions with respect to each committee as of December 31, 2023:

NOMINATING, CORPORATE GOVERNANCE and SUSTAINABILITY COMMITTEE

Members:

Lawrence R. Dickerson (Chair)

Ryan J. Levenson

Ronald R. Steger

Meetings in 2023: 5

Independence:

The Board has determined that all members of the Nominating, Corporate Governance and Sustainability Committee are independent directors as defined under applicable NASDAQ Marketplace Rules.

Scope

Evaluates the Board, individual Board members and the Board committees, reviews ethics policies and considers matters of corporate governance. May delegate its authority to one or more subcommittees. As of September 6, 2023, this committee assumed responsibility for sustainability, other than those functions specifically assumed by the Audit Committee.

Primary Functions

•
Develops and periodically reviews succession plans of the CEO, and screens and recommends to the Board candidate(s) qualified to become CEO.
•
Recommends and develops qualification standards and other criteria for selecting new directors, identifies and evaluates individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommends to the Board such individuals as nominees to the Board for its approval.
•
Oversees and develops annual evaluations of the Board and the Board committees.
•
Reviews and reassesses the adequacy of its charter, and the Company’s Code of Business Conduct and Ethics and compliance program annually and recommends changes to the Board.
•
Oversees the Company's response to safety, environmental and sustainability laws and regulations and developments at the global, national, regional and local level as part of the Company's business strategy and operations.
•
Oversees the Company's response to evolving public issues affecting the Company in the realm of safety, environmental and sustainability.

Great Lakes Dredge & Dock Corporation	9	2024 Proxy Statement

AUDIT COMMITTEE

Members:

Ronald R. Steger (Chair)

Kathleen M. Shanahan

Earl L. Shipp

Meetings in 2023: 8

Financial Expertise and
Independence:

The Board has determined that Mr. Steger is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee satisfy all audit committee-related independence requirements imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has determined that all members of the Audit Committee are independent directors as defined under applicable NASDAQ Marketplace Rules.

Scope

Oversees the integrity of our financial reporting process and systems of internal controls. May delegate its authority to one or more subcommittees.

Primary Functions

•
Oversees the accounting and financial reporting processes, the audits of financial statements and systems of internal controls regarding finance, accounting and legal compliance.
•
Monitors the independence and performance of our independent auditor and monitors the performance of our internal audit function.
•
Reviews risk assessment processes, scopes and procedures, including for the examination of current and emerging risks, and assesses their adequacy.
•
Reviews management’s monitoring of the Company’s compliance with laws and the Company’s Code of Business Conduct and Ethics, as well as the Anti-Bribery and Foreign Corrupt Practices Act compliance program.
•
Appoints and/or replaces our independent auditor and approves any non-audit work performed for us by the independent auditor.
•
Provides an avenue of communication among the independent auditor, management and our Board.
•
Reviews its charter annually and recommends changes to the Board.
•
Reviews the Company's compliance with safety, environmental and sustainability laws and regulations at the global, national, regional and local level, and reviews the significant risks or exposures faced by the Company in the safety, environmental and sustainability areas and the steps taken by management to address them, including review of significant issues or incidents.

Report

•
The “Report of the Audit Committee” is set forth on page 24 of this Proxy Statement.

COMPENSATION COMMITTEE

Members:

D. Michael Steuert (Chair)

Ryan J. Levenson

Earl L. Shipp

Meetings in 2023: 5

Independence:

The Board has determined that all members of the Compensation Committee are independent according to the NASDAQ Marketplace Rules and compensation committee-specific requirements imposed by the Exchange Act, and each is considered to be a “non-employee director” under Rule 16b-3 of the Exchange Act.

Scope

Reviews and approves corporate goals relating to our CEO’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk-taking. May delegate its authority to one or more subcommittees.

Primary Functions

•
Reviews and approves goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance according to these goals and objectives and determines and approves the CEO’s compensation level based on the Committee’s evaluation.
•
Approves total compensation for executive officers, including oversight of all executive officer benefit plans in which such executive officers participate.
•
Evaluates and recommends to the full Board appropriate compensation for our directors.
•
Oversees our general cash-based and equity-based incentive plans.
•
Retains and obtains the advice of such independent legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary and reviews their independence from management.
•
Produces a Compensation Committee report on executive compensation as required by the SEC to be included in our annual report and/or Proxy Statement.
•
Reviews its charter annually and recommends changes to the Board.

Report

•
The “Report of the Compensation Committee” is set forth on page 37 of this Proxy Statement.

Leadership Structure of the Board of Directors

The Board is led by an independent Board Chair. Pursuant to the Company's Bylaws, the Board is permitted to either separate or combine the positions of CEO and Board Chair as it deems appropriate from time to time. Currently, we separate the roles of CEO and Board Chair in recognition of the differences between the two roles as they are currently defined. At present, the Board believes that

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separation of the positions of CEO and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. There are currently six directors who the Board has affirmatively determined are independent within the meaning of the NASDAQ Marketplace Rules (Ms. Shanahan and Messrs. Dickerson, Levenson, Steger, Steuert and Shipp), and one director who serves as CEO (Mr. Petterson). Dr. Dorward-King, who served on the Board until August 15, 2023, was also determined by the Board to be independent within the meaning of the NASDAQ Marketplace Rules. The Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholders.

The position of the independent Board Chair, or the Lead Director when the CEO is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the CEO. The Board believes that the independent Board Chair is a strategic role that continues to add value to the Company.

INDEPENDENT BOARD CHAIR AND/OR LEAD DIRECTOR DUTIES AND RESPONSIBILITIES

• Chair meetings (including executive sessions) of the independent directors	• Advise and consult on major corporate decisions, including strategy and capital spending initiatives
• Act as principal liaison between the independent directors and our CEO	• Represent the Company at meetings with business partners, industry representatives and potential clients
• Communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood	• Ensure directors and management function as a team in the best interest of all stakeholders
• Help develop Board agendas with our CEO to ensure that topics deemed important by the independent directors are included	• Advise our CEO on quality, quantity and timeliness of information supplied by management to the independent directors

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Governance Documents

COMMITTEE CHARTERS

Each committee operates under a written charter, copies of which are available on our website at www.gldd.com, or which may be obtained by writing to our Corporate Secretary at our principal executive office.

CODE OF ETHICS

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Board and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code is reviewed and updated on a regular basis, and the Board adopted an updated version of the Code in May 2023. All of our current salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, all of our directors and salaried employees receive mandatory training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receive additional training on the Foreign Corrupt Practices Act and other international compliance topics.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws, regulations and listing standards. A copy also may be obtained by writing to our Corporate Secretary at our principal executive office. No waivers were requested in 2023.

The Board of Directors Role in Enterprise Risk Management

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. The Company’s management process is designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of the enterprise risk management process to the Audit Committee. Our process identifies and assesses key strategic, operational, financial, cultural, performance and compliance risks. The product of this process is an enterprise risk management overview that is shared annually with the Audit Committee.

In addition, management, the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Sustainability Committee and the Board each consider, as appropriate, current and emerging risks associated with accounting and reporting, project cost estimating, human capital management, information technology, compliance and safety.

ASSESSMENT OF CYBERSECURITY RISKS

We, along with others in our industry, are susceptible to information security breaches and other cybersecurity-related incidents. In alignment with industry standards, our organization prioritizes safeguarding against information security breaches and cybersecurity incidents. Our chief objective is the protection of the integrity, confidentiality and availability of our systems and digital data. This is achieved through a robust security strategy, integrating multiple facets such as business continuity planning, security risk assessments, rigorous testing, continuous surveillance and dynamic incident response services. This strategy is executed by a blend of internal experts and external consultants, ensuring a balanced and objective approach.

Our security measures are under continual scrutiny, with regular enhancements and updates to our policies and operational protocols integrated with feedback-loop from tabletop exercises. We are committed to fostering a culture of security awareness among our employees through ongoing training programs. Our proactive stance includes aligning with both domestic and international information security standards, progressively advancing our preventive and defense mechanisms. Additionally, we uphold information security risk insurance policies and implement proactive steps to mitigate potential threats and losses.

The Board's Audit Committee oversees our enterprise risk management framework, with a particular focus on cybersecurity and IT-related risks. This involves collaboration and key personnel, including the Chief Financial Officer, the Chief Technology Officer and IT operational management and Internal Audit.

ASSESSMENT OF ENTERPRISE RISKS

The Audit Committee monitors and oversees the Company’s enterprise risk management processes. The Company’s enterprise risk management department engages various levels of operations and our senior and executive management teams in identifying enterprise risks which the Company faces, or may face in the future, to identify, assess and prioritize the Company’s most significant risks. Reports are given by the Company’s Director of Internal Audit to the Audit Committee quarterly.

ASSESSMENT OF HUMAN CAPITAL MANAGEMENT AND ENVIRONMENTAL RISKS

The Board, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee share oversight of risks related to Human Capital Management. Each of these regularly receives written and oral reports from, and interacts with, members of our executive management concerning aspects of human capital management.

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ASSESSMENT OF RISKS IN OUR EXECUTIVE COMPENSATION PROGRAM

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the executive compensation program encourages unnecessary or excessive risk-taking.

The Compensation Committee reviews and approves corporate goals relating to our CEO’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Compensation Committee discusses the potential for unnecessary or excessive risk-taking. For more detail on the process by which executive compensation is set, see “Compensation Philosophy and Objectives,” page 27.

Specifically, the Board and the Compensation Committee control risks arising from executive compensation policies and practices in part by controlling the mix of cash and long-term equity incentives. Executives’ base salaries are fixed in amount. Annual incentives are capped for all named executive officers at 200% of target and annual incentives for all of our named executive officers are tied to overall corporate performance and/or individual objectives. The compensation provided to the executive officers in the form of long-term equity awards helps further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and operating performance and because awards are staggered and subject to long-term vesting schedules and overall payout caps. We believe that our long-term equity awards in combination with our stock ownership requirements help ensure that executives have significant value tied to long-term stock price performance and therefore are cognizant of how short-term decisions impact the long-term health of the organization.

More specifically, the Compensation Committee retains subjective discretion in some instances to adjust short-term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the short-term incentive program, the Executive Leadership Annual Incentive Program, were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be adjusted on an individual basis, independent of achievement of formulaic targets.

Finally, the Company has a recoupment ("clawback") policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. The Company revised its recoupment policy on September 6, 2023 to comply with NASDAQ listing rules implementing the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. A copy of our recoupment policy can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

Selection of Nominees for Board of Directors

NOMINATING AND CORPORATE GOVERNANCE NOMINATION PROCESS

The Nominating, Corporate Governance and Sustainability Committee is responsible for evaluating potential candidates to serve on our Board and for recommending nominees to be presented for election or reelection to the Board at our Annual Meeting. The Nominating, Corporate Governance and Sustainability Committee does not set specific minimum qualifications for director positions. In evaluating potential director candidates, including incumbent directors, the Nominating, Corporate Governance and Sustainability Committee considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the Board in an effort to ensure there is a blend of skills and experience that will enhance the effectiveness of the Board.

In addition, whenever a new seat or a vacated seat on the Board is being filled, candidates who appear to best fit our needs are identified, and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating, Corporate Governance and Sustainability Committee. Candidates selected by the Nominating, Corporate Governance and Sustainability Committee are then recommended to the Board. After the Board approves a candidate, the Chair of the Nominating, Corporate Governance and Sustainability Committee extends an invitation to the candidate to join the Board.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating, Corporate Governance and Sustainability Committee considers a variety of factors. Among the factors considered by the Nominating, Corporate Governance and Sustainability Committee are the following:

•	the nominee’s independence;
•	the nominee’s ability to read and understand corporate financial statements;
•	the nominee’s relevant professional skills and depth of business experience, including industry knowledge;

•	the nominee’s character, judgment and personal and professional integrity;
•	the nominee’s qualifications for membership on certain committees of the Board;
•	the nominee’s willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the Board;
•	any potential conflicts of interest involving the nominee; and
•	the composition and diversity of our existing Board.

In identifying potential candidates for the Board, the Nominating, Corporate Governance and Sustainability Committee relies on recommendations from a number of possible sources, including current directors and officers. The Nominating, Corporate Governance

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and Sustainability Committee may also retain outside consultants or search firms to help identify potential candidates for membership on the Board. We request that any such firms retained by us include women and ethnically diverse candidates in the proposals they present to us.

RECOMMENDATION OF CANDIDATES BY STOCKHOLDERS

The Nominating, Corporate Governance and Sustainability Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by each proposed nominee in which he or she consents to act as such, accompanies the recommendations and provided further that any such recommendation must also be made according to the procedures, and within the same time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to the Corporate Secretary and should not include self-nominations. Director candidates recommended by stockholders will be evaluated using the same criteria as those applied to other director candidates.

Communicating with the Board of Directors

Stockholders and other interested parties wishing to communicate with our Board can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or committee chairs) or to a group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

Great Lakes Dredge & Dock Corporation

c/o Corporate Secretary

9811 Katy Freeway, Suite 1200

Houston, TX 77024

Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

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PROPOSAL 1:

Election of Directors

Board Composition

Our Board is currently composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Mr. Petterson, Ms. Shanahan and Mr. Shipp are members of the class whose term expires at the 2024 Annual Meeting of Stockholders. Messrs. Dickerson, Steger and Steuert are members of the class whose term expires at the 2025 Annual Meeting of Stockholders. Mr. Levenson is the member of the class whose term expires at the 2026 Annual Meeting of Stockholders. Elaine J. Dorward-King resigned from the Board and its Committees on August 15, 2023 and was a member of the class whose term expires at the 2026 Annual Meeting of Stockholders. Following Dr. Dorward-King's resignation, our Board determined it was in the best interests of the Company and its stockholders to reduce the number of directors on the Board to seven.

The Board of Directors has nominated Mr. Petterson, Ms. Shanahan and Mr. Shipp for re-election at the Annual Meeting to the Board of Directors. If elected by our stockholders, such nominees will serve for three-year terms expiring at the 2027 Annual Meeting of Stockholders. Each director will hold office until his or her respective successor is elected and qualified or until his or her earlier death, disqualification, resignation or removal. Each of Mr. Petterson, Ms. Shanahan and Mr. Shipp has indicated a willingness to serve.

The persons named as proxies on the proxy card will vote the proxies received by them for the election of Mr. Petterson, Ms. Shanahan and Mr. Shipp, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Vote Required and Recommendation

The nominees for director will be elected for three-year terms, provided that they receive a plurality of the votes of the shares present at the meeting and entitled to vote on the election of directors. This means that, if a quorum is present, the three persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement, which is three.

The Board of Directors recommends a vote "FOR" the election of the following directors to the Great Lakes Board: ✓ Lasse J. Petterson ✓ Kathleen M. Shanahan ✓ Earl L. Shipp

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DIRECTOR QUALIFICATIONS

We believe that our director nominees, individually and together with our incumbent directors as a whole, possess the requisite experience and skills necessary to carry out their duties and to serve the best interests of the Company and its stockholders.

Board Skills & Demographics

	Dickerson	Levenson	Petterson	Shanahan	Shipp	Steger	Steuert
Knowledge, Skills and Experience
Public Board Experience
Industry Experience
Engineering/Construction Experience
Prior CFO/Audit Committee Member
CEO/Similar C-Suite Experience
Financial & Capital Markets
Environmental/Sustainability Experience
Safety & Risk Management
International Experience
Cybersecurity
Demographics
Gender
Male
Female
Race/Ethnicity
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White
LGBTQ+

Board Diversity Matrix

(as of March 13, 2024)

Total # of Directors: 7
Part I: Gender:	Male	Female	Non-Binary	Did Not Disclose Gender
# of Directors based on gender identity	6	1	0	0
Part II: Demographic Background - # of Directors Identifying in Any of the Categories Below:
African American or Black	1	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	Undisclosed
Did not Disclose Demographic Background	0

Great Lakes Dredge & Dock Corporation	16	2024 Proxy Statement

Director Nominees for Election at the 2024 Annual Meeting:

The following paragraphs provide information as of the record date, including a brief biography with experience and a description of certain key qualifications and skills, about each of our director nominees and incumbent directors.

Lasse J. Petterson Chief Executive Officer Age: 67 Director Since: 2016 Independent: No

LASSE J. PETTERSON was named Chief Executive Officer of the Company in May 2017 and assumed the additional title of President in March 2020. He has served as a member of our Board since December 2016. Prior to his employment with the Company, Mr. Petterson served as a private consultant to clients in the oil and gas sector, and was Chief Operating Officer and Executive Vice President at Chicago Bridge and Iron Company N.V. (NYSE:CBI) (“CB&I”), an engineering, procurement and construction company, from 2009 – 2013. Prior to CB&I, Mr. Petterson was Chief Executive Officer of Gearbulk, Ltd., a privately held company that owns and operates one of the largest fleets of gantry craned open hatch bulk vessels in the world. He was also President and Chief Operating Officer of AMEC Inc. Americas, a subsidiary of AMEC plc (NASDAQ:AMFW), a British multinational consulting, engineering and project management company. Prior to joining AMEC, Mr. Petterson served in various executive and operational positions for Aker Maritime, Inc., the deepwater division of Aker Maritime ASA of Norway, over the course of 20 years. He spent the first nine years of his career in various positions at Norwegian Contractors, an offshore oil and gas platform contractor. Mr. Petterson is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He received a Master of Science in Engineering, as well as a Bachelor of Science Degree, from Norwegian University of Technology.

KEY QUALIFICATIONS AND SKILLS:
For two decades, Mr. Petterson has served in various executive and operational positions, and most recently has extensive experience as Chief Executive Officer, Chief Operating Officer and President. He has particular capabilities in multinational consulting, engineering and project management; extensive engineering, procurement and construction expertise in the oil and gas sector, including offshore oil and gas platform contracting; and operational experience with maritime companies.

Kathleen M. Shanahan Age: 65 Director Since: 2018 Independent: Yes Committees: Audit

KATHLEEN M. SHANAHAN most recently was Chief Executive Officer of Turtle & Hughes, Inc., (2018-2023) a private, certified women-owned business, which services the industrial, construction, commercial, electrical contracting, export and utility markets. Ms. Shanahan joined the Board of Directors of HireQuest (NASDAQ:HQI) in 2019 and currently serves on the Audit Committee and Chair of the Nom/Governance Committee. Ms. Shanahan has served as Chair of Ground Works Solutions (previously known as URETEK Holdings, Inc.), which provides foundation lifting and soil stabilization solutions, since 2011 and previously also served as Chief Executive Officer from 2011–2016. Ms. Shanahan also previously served as the Chair and Chief Executive Officer of WRS Infrastructure & Environment, Inc. (d/b/a WRScompass), an environmental engineering and civil construction company, as a member of the Board of Directors and Audit Committee of TRC Companies, Inc. (NYSE:TRR) from 2015–2017, and as a member of the Board of Directors and Chair of the Executive Compensation Committee of WCI Communities, Inc. (NYSE:WCI) from 2004–2007. Additionally, Ms. Shanahan has held numerous positions in government and public policy, having served on the campaigns and administrations as Chief of Staff for Florida Governor Jeb Bush and for Vice President Dick Cheney; Deputy Secretary of the California Trade and Commerce Agency for California Governor Pete Wilson; special assistant to Vice President George H.W. Bush; and as staff assistant on President Ronald W. Reagan’s National Security Council. Ms. Shanahan currently serves on the boards of several private companies, including FRP, Lumia Analytics, and Alloy, formerly known as PRISM. Ms. Shanahan is a member of Women Corporate Directors and the International Women’s forum. Ms. Shanahan previously served on the board of TerraSea Environmental Solutions LLC, one of the Company’s previous joint ventures and Tampa Bay General Hospital. She received a Master of Business Administration in Executive Business Administration degree from New York University’s Leonard N. Stern School of Business and a Bachelor of Arts Degree in Nutrition Biochemistry and Economics from the University of California, San Diego.

KEY QUALIFICATIONS AND SKILLS:
Ms. Shanahan has served in various executive and operational positions, and most recently has significant experience as Chair and Chief Executive Officer of a company engaged in geotechnical construction and government contracting. She has prior service on private and public boards, including membership on various Audit and Compensation Committees. Ms. Shanahan possesses extensive skills in development, leadership and management of environmental remediation, geotechnical and civil construction operations. She also has expertise in public policy and public affairs matters, involving advisory, communication, development and implementation strategies.

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Earl L. Shipp Age: 66 Director Since: 2021 Independent: Yes Committees: Audit; Compensation

EARL L. SHIPP spent 38 years at Dow Inc. (NYSE:DOW), formerly known as The Dow Chemical Company, a materials science leader committed to delivering innovative and sustainable solutions for customers in packaging, infrastructure and consumer care. Mr. Shipp is the former Vice President of Operations for the U.S. Gulf Coast and Vice President for Texas Operations responsible for more than a third of Dow’s global asset base, until his retirement in October 2017. Prior assignments include President of Dow’s India, Middle East, and Africa region with board level oversight of several Dow J.V. Companies, and President of Dow’s Basic Chemicals Group, with P&L responsibility for 6 global business units. Mr. Shipp has domestic and international executive and non-executive leadership experience in manufacturing, operations, large capital program conception and execution, and strategic growth. Currently, Mr. Shipp serves on the Board of Directors of National Grid PLC (NYSE:NGG; London:NG), including as Chair of the Safety & Sustainability Committee and member of the People & Governance Committee; and Olin Corporation (NYSE:OLN), including as a member of the Audit Committee. Mr. Shipp previously served on the advisory board of St. Luke’s Health System of Texas, a private company. Mr. Shipp holds a Bachelor’s Degree in Chemical Engineering from Wayne State University and graduated from The Consortium for Graduate Study in Management at Indiana University. Additionally, Mr. Shipp is a United States Coast Guard Licensed Captain.

KEY QUALIFICATIONS AND SKILLS:
Mr. Shipp has almost four decades of leadership, capital investment execution and operational experience at one of the largest chemical producers in the world. He has prior service on public boards, including as Board Chair and Safety & Sustainability Committee Chair. He has held memberships on various Audit, Governance, Nominations and Remuneration Committees. Mr. Shipp has extensive experience in multinational leadership and international operations. His U.S. Coast Guard rating makes him very acquainted with the marine environment where Great Lakes operates.

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Other Directors:

Lawrence R. Dickerson Board Chair Age: 71 Director Since: 2017 Independent: Yes Committees: Nominating, Corporate Governance and Sustainability (Chair)

LAWRENCE R. DICKERSON spent 34 years at Diamond Offshore Drilling, Inc. (NYSE:DO), a deepwater oil and gas drilling contractor, where he served as a member of the Board of Directors from 1998, and as President and Chief Executive Officer from 2008 until his retirement in 2014. Prior to his service as President and Chief Executive Officer, Mr. Dickerson served as Chief Financial Officer, during which time he helped take the company public, and as Chief Operating Officer, during which time he gained substantial operating and commercial experience. In addition to being a seasoned executive, Mr. Dickerson has significant board experience. He has been a member of the Board of Directors of Murphy Oil Corporation (NYSE:MUR), an oil and gas exploration and production company, and Oil States International (NYSE:OIS), an oilfield equipment services company, since 2014. Mr. Dickerson is Chair of the Audit Committee and a member of the Nominating and Governance Committee at Murphy Oil Corporation and is Chair of the Compensation Committee and a former member of the Audit Committee at Oil States International. Mr. Dickerson was Non-Executive Chairman of the Board of Directors of Hercules Offshore, Inc. (NASDAQ:HERO), an offshore drilling company, from 2015 – 2016. Mr. Dickerson received a Bachelor of Business Administration Degree from the University of Texas.

KEY QUALIFICATIONS AND SKILLS:
Mr. Dickerson has experience as a President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer with prior service on several public boards. He served as Chair of another publicly traded company and held memberships on various Audit, Nominating and Governance and Compensation Committees. Mr. Dickerson has extensive operating and commercial experience in capital-intensive businesses in deepwater oil and offshore/gas drilling industries, as well as governmental, international, public market and large-scale vessel construction experience.

Ryan J. Levenson Age: 48 Director Since: 2016 Independent: Yes Committees: Compensation; Nominating, Corporate Governance and Sustainability

RYAN J. LEVENSON currently serves as CIO and portfolio manager of Privet Fund Management LLC (“Privet”). Mr. Levenson also serves on the Board of Directors and is Chairman of the Board and former Chief Executive Officer of Hardinge, Inc., a global machine tool builder acquired by an affiliate of Privet. Mr. Levenson also serves on the Board of Directors of OpenNode, Inc. Prior to starting Privet in 2007, he served as Vice President of Business Development at Millwork Sales International ("MSI"), a privately held building products distributor and construction services company. Prior to MSI, Mr. Levenson served as a financial analyst for Cramer Rosenthal McGlynn's long/short equity hedge fund after working at SAC Capital Advisors LLC in a similar capacity. Mr. Levenson began his career as an analyst on the sell side in small cap research for CJS Securities. He formerly served as a member of the Board of Directors of AgJunction, Inc. (TSX: AJX), Cicero, Inc. (OTC:CICN), Frequency Electronics, Inc. (NASDAQ: FEIM), Material Sciences Corp. (NASDAQ: MASC), The Middleby Corporation (NASDAQ: MIDD), and RELM Wireless Corporation (n/k/a BK Technologies Corporation) (NYSE AMERICAN: BKTI). Mr. Levenson received a Bachelor of Arts Degree from Vanderbilt University.

KEY QUALIFICATIONS AND SKILLS:
Mr. Levenson has deep expertise in cost reduction and strategic realignment and an extensive background in private equity, investment and asset management. Mr. Levenson also has significant public board experience, including membership on various Audit, Compensation and Corporate Governance committees.

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Ronald R. Steger Age: 70 Director Since: 2018 Independent: Yes Committees: Audit (Chair); Nominating, Corporate Governance and Sustainability

RONALD R. STEGER previously served on the Boards of Directors of Near Intelligence, Inc. from April – August 2023 where he held the position of Audit Committee Chair; Global Eagle Entertainment Inc., where he held the position of Audit Committee Chair; International Seaways, Inc. (NYSE:INSW) from 2016 – 2017 where he held the positions of Corporate Governance Committee Chair and Risk Management Committee Chair; Overseas Shipholding Group, Inc. (NYSE:OSG) from 2014 – 2018, where he served as Audit Committee Chair, Corporate Governance Committee Chair and Risk Management Committee Chair, and Sentinel Energy Services Inc. (NASDAQ:STNL) from 2018 – 2020. Mr. Steger also served as an Advisory Board Member of ATREG, Inc. from 2014 – 2020. Mr. Steger was a Senior Technical Advisor at Effectus Group, a boutique accounting advisory firm that specializes in serving high-growth technology companies until December 22, 2022. Until December 31, 2013, Mr. Steger worked as an Audit Partner for KPMG LLP, where he served a broad array of clients in the Fortune 1000 and middle market technology, chemical, food service and semiconductor sectors. Additionally, Mr. Steger has gained significant knowledge regarding the marine services industry through his board service. Mr. Steger is a licensed Certified Public Accountant (retired status). Mr. Steger holds a Certificate in Cybersecurity Oversight from the NACD. He received a Bachelor of Science Degree from Villanova University.

KEY QUALIFICATIONS AND SKILLS:
Mr. Steger has expertise as a partner of one of the largest professional services networks in the world, with 37 years of accounting, advisory and consulting experience, including participation in Audit Committee investigations and Public Company Accounting Oversight Board (“PCAOB”) inspections. He has prior service on several public boards, including as Audit Committee Chair and Corporate Governance and Risk Assessment Committee Chair. Mr. Steger has extensive experience with acquisition, divestiture, initial public offering and private equity and debt placement transactions. He seconded with KPMG Munich for a three-year period, and has substantial knowledge regarding international debt and equity transactions.

D. Michael Steuert Age: 75 Director Since: 2017 Independent: Yes Committees: Compensation (Chair)

D. MICHAEL STEUERT rejoined Fluor Corporation (NYSE:FLR), one of the world’s largest publicly traded engineering, procurement, construction, maintenance and project management companies, on June 1, 2019 as Chief Financial Officer. He retired from Fluor at the end of 2020. Previously, Mr. Steuert served as Senior Vice President and Chief Financial Officer of Fluor Corporation from 2001 until his retirement in 2012. Previously, Mr. Steuert served as Senior Vice President and Chief Financial Officer of Litton Industries Inc., a defense contractor acquired by Northrop Grumman Corporation in 2001 and as Senior Vice President and Chief Financial Officer of GenCorp Inc., now Aerojet Rocketdyne, a technology-based aerospace and defense company (NASDAQ:AJRD), from 1990 – 1999. Mr. Steuert started his career at TRW Inc. In addition to his extensive executive leadership experience, Mr. Steuert has substantial board experience. He was a member of the Board of Directors of Liquefied Natural Gas Limited (ASX:LNG) from 2015 until 2020 and was a member of its Audit Committee, Compensation Committee and Chairman of its Risk Committee. He was a member of the Board of Directors of Weyerhaeuser Co. (NYSE:WY) from 2004 until 2021 and was a member and former Chairman and the financial expert of the Audit Committee. Mr. Steuert received a Master of Science Degree in Industrial Administration and a Bachelor of Science Degree in Physics from Carnegie Mellon University.

KEY QUALIFICATIONS AND SKILLS:
Mr. Steuert has comprehensive experience as a Chief Financial Officer and has prior service on public boards, including as Audit Committee Chair and financial expert and as Risk Committee Chair. He has held memberships on multiple Audit Committees as well as a Corporate Responsibility and Governance Committee. Mr. Steuert has extensive leadership expertise at one of the world’s largest publicly traded engineering, procurement, construction, maintenance and project management companies.

Great Lakes Dredge & Dock Corporation	20	2024 Proxy Statement

2023 Director Compensation

The compensation of our directors is determined by the Compensation Committee and approved by the Board. Directors who are employees of the Company do not receive separate compensation for their Board service. The annual compensation package for our non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Board and promote a strong alignment of interests between the Company’s non-employee directors and its stockholders.

The Compensation Committee annually reviews the design of the annual compensation package for non-employee directors. The Company believes that the compensation of our non-employee directors fairly reflects the work and skills required for a company of our size and complexity. The compensation package was established following consultation with the Compensation Committee’s independent compensation consultant and was intended to be competitive relative to the Company’s peer group and general industry market data. After reviewing the non-employee director compensation program for 2023, the Compensation Committee determined not to make any changes to the program as compared to 2022.

Each of our non-employee directors receives an annual retainer of $160,000, payable quarterly in arrears. The retainer is generally payable 50% in cash and 50% in grants of fully vested shares of our common stock at the end of each fiscal quarter. In addition to the annual retainer, our Board approved the annual retainers for committee service and committee chair service, as applicable, as set forth below.

ANNUAL BOARD AND COMMITTEE RETAINERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023
$100,000	Non-employee Board Chair
$160,000	All non-employee directors (including Board Chair)
$20,000	Audit Committee Chair
$5,000	Audit Committee Members
$10,000	Compensation Committee Chair
$4,000	Compensation Committee Members
$7,500	Nominating, Corporate Governance and Sustainability Committee Chair
$4,000	Nominating, Corporate Governance and Sustainability Committee Members
$10,000	Safety, Environmental and Sustainability Committee Chair
$4,000	Safety, Environmental and Sustainability Committee Members

The committee annual retainers are paid in cash to the committee members each quarter in arrears. Directors are permitted to elect to receive a greater percentage of their annual retainers in common stock rather than cash. In addition, non-employee directors are also allowed to defer their cash retainers and the equity component of their annual retainers into deferred stock units payable in shares of the Company’s common stock upon the director’s separation from the Board or such other date as selected by the director or mandated by the terms of the Great Lakes Dredge & Dock Corporation Director Deferral Plan. We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2023. As our President and Chief Executive Officer, Mr. Petterson does not receive any compensation for his service on the Board of Directors. Please see the "Summary Compensation Table for Year Ended December 31, 2023" on page 38 for the compensation received by Mr. Petterson with respect to the fiscal year ended December 31, 2023.

NAME	FEES EARNED OR PAID IN CASH(1) ($)	STOCK AWARDS(2) ($)	TOTAL ($)
Lawrence R. Dickerson(3)	87,750	183,750	271,500
Elaine J. Dorward-King(4)	48,750	63,125	111,875
Ryan J. Levenson	—	168,000	168,000
Kathleen M. Shanahan	—	168,399	168,399
Earl L. Shipp	85,889	80,000	165,889
Ronald R. Steger	94,500	94,500	189,000
D. Michael Steuert	91,739	85,000	176,739

1.

This column represents the cash portion of non-employee director compensation paid for 2023 service. Mr. Levenson and Ms. Shanahan elected to receive 100% of their director cash compensation in equity. Mr. Levenson elected to receive 100% of his director compensation in deferred stock units. Ms. Shanahan elected to receive 100% of her director compensation in common stock.

2.

This column represents the value of fully vested shares of our common stock granted as the equity component of the annual retainer that each director was granted for 2023 service and, for Mr. Dickerson, Mr. Levenson and Mr. Steger, shares of deferred stock units. The annual retainer grant dates occur quarterly on the last trading day of

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March, June, September and December, payable as four substantially equal installments and prorated for any quarter of partial service. The amounts set forth in this column represent the grant date fair value of stock awards granted during the fiscal year ended December 31, 2023 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. As of December 31, 2023, Mr. Dickerson, Mr. Levenson and Mr. Steger were the only non-employee directors with outstanding equity awards as a result of deferral elections. As of such date, Mr. Dickerson held 56,216 deferred stock units; Mr. Levenson held 116,786 deferred stock units; and Mr. Steger held 23,861 deferred stock units.

3.	The stock awards column for Mr. Dickerson includes additional quarterly grants of fully vested shares of our common stock equal to $100,000 for Mr. Dickerson’s service as Board Chair.
4.	Dr. Dorward-King resigned from the Board, effective August 15, 2023.

Stock Ownership Guidelines for Non-Employee Directors

Non-employee directors are subject to a stock retention requirement and are required to retain common stock in the amount of five times the annual pre-deferral cash retainer received for service as a member of the Board. For 2023, that amount was $400,000 in common stock. Until the required ownership level is achieved, non-employee directors are required to hold at least 50% of the shares received as equity compensation (after taxes). All directors have either achieved the required ownership level or are in compliance with the retention requirement. This retention requirement includes both common stock and deferred stock units in the calculation of the retention requirement.

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PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

We have appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. During 2023, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other services, see “Matters Related to Independent Registered Public Accounting Firm – Professional Fees” on page 24. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2024 provided this proposal receives the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors and the Audit Committee recommend a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.

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Matters Related to Independent Registered Public Accounting Firm

We have appointed Deloitte & Touche LLP, referred to as “Deloitte,” to be our independent registered public accounting firm for the year ending December 31, 2024. Each year, the Audit Committee evaluates the qualifications of the Company’s independent auditors and considers: (1) the quality and efficiency of the services provided; (2) the auditor’s technical expertise, knowledge of our Company’s operations and global capabilities; (3) the auditor’s communications and interactions with the Company; (4) the auditor’s independence and objectivity; (5) whether the auditor has recently been the subject of any administrative, criminal or civil investigations or been accused of violating PCAOB policies; and (6) the auditor’s fee proposal. Stockholders are being asked to ratify the appointment of Deloitte at the Annual Meeting pursuant to “Proposal 2” on page 23 of this Proxy Statement.

PROFESSIONAL FEES

We paid the following professional fees to our independent registered public accounting firm, Deloitte and its affiliates, for the years ended December 31, 2023 and 2022:

	PAID FOR THE YEAR ENDED DECEMBER 31,
	2023 (IN THOUSANDS) ($)	2022 (IN THOUSANDS) ($)
Audit Fees(1)	1,589.9	1,780.4
Audit-Related Fees	—	-
Tax Fees(2)	185.9	52.5
All Other Fees(3)	4.6	4.6
Total:	1,780.4	1,520.7

1.

This category includes audit fees for services related to our annual audits of our financial statements and internal controls over financial reporting, quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America and services that are normally provided by Deloitte related to statutory or regulatory filings or engagements.

2.	This category primarily includes fees for tax advice, tax planning and compliance related to our international operations and other tax advice related to specific non-routine transactions.
3.	This category includes subscription fees to an online accounting research tool.

Audit Committee Pre-Approval Policy for Independent Account Services

The Audit Committee oversees the process for and approves the selection of our registered public accounting firm’s lead engagement partner, which may be rotated from time to time. At the Committee’s instruction, the public accounting firm will recommend candidates to be considered for the lead engagement partner role, who are then interviewed by our management. After considering recommendations made by our management, the Committee then interviews the candidates for lead engagement partner, considers the appointment and approves the selection as a committee. The Committee conducts an annual assessment of our public accounting firm.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. From time to time, however, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2024, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent registered public accounting firm.

Report of the Audit Committee

With respect to 2023, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;
•	discussed with our independent auditor, Deloitte, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•

received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2023.

Great Lakes Dredge & Dock Corporation	24	2024 Proxy Statement

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ronald R. Steger, Chair

Kathleen M. Shanahan

Earl L. Shipp

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Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION

Our Compensation Discussion and Analysis (“CD&A”) reviews the objectives and elements of Great Lakes’ executive compensation program, describes the related processes of our Compensation Committee (the “Committee”) and discusses the 2023 compensation earned by our named executive officers.

For fiscal 2023, our named executive officers were:

NAMED EXECUTIVE OFFICER	TITLE
Lasse J. Petterson	President and Chief Executive Officer
Scott L. Kornblau	Senior Vice President, Chief Financial Officer and Treasurer
Vivienne R. Schiffer	Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Eleni Beyko	Senior Vice President, Offshore Wind
Christopher G. Gunsten	Senior Vice President, Project Services and Fleet Engineering
David J. Johanson	Senior Vice President, Project Acquisition and Operations

FINANCIAL PERFORMANCE

We believe our 2023 achievements have positioned the Company for future investments and positive growth for our stockholders. Financial metrics for 2023 are:

2023 FINANCIAL REVIEW
NET INCOME		ADJUSTED EBITDA*		NET DEBT
$13.9	MILLION	$73.0	MILLION	$389.2	MILLION
$48.0	MILLION INCREASE	$56.0	MILLION INCREASE	$74.3	MILLION INCREASE

*A reconciliation of Adjusted EBITDA is provided in Appendix A.

“Say-on-Pay” Advisory Vote on Executive Compensation

At the 2023 Annual Meeting of Stockholders, approximately 92% of the votes cast on the 2023 "say-on-pay" vote were in support of the Company’s executive compensation program. The Committee considered this vote during its annual examination of the executive compensation program as one of many factors in deciding the Company’s ongoing executive compensation policies and procedures, and did not make any changes to the Company’s executive compensation program in response to the 2023 “say-on-pay” vote.

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What Guides Our Program

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company’s executive compensation program is designed to attract and retain highly skilled, performance-oriented executives and closely align compensation paid to our named executive officers with our operating and financial goals. The Committee regularly discusses the general principles that form the basis of our executive compensation program. The objectives, which guided the Committee’s executive compensation decisions in 2023, are discussed below.

OBJECTIVE	KEY ELEMENTS
Align the interests of our executives with those of our stockholders.
•
Performance-based executive compensation, including annual incentives and grants of performance-based restricted stock units, which are designed to incentivize management actions that support long-term Company performance and achieve selected financial and strategic metrics;
•
Awards of time-vested restricted stock units under our long-term incentive plan, the value of which are dependent upon the Company’s stock price over a period of several years; and
•
Executive stock ownership guidelines pursuant to which executives are expected to maintain significant holdings of our stock.

Reward achievement of both annual and long-term strategic and financial performance.
•
Grants of performance-based restricted stock units, the payout of which is contingent upon our performance, as measured by certain key financial measures, over three annual performance periods;
•
Grants of restricted stock units, the value of which are dependent upon the Company’s stock price over a period of several years; and
•
Annual performance-based incentive awards, with a targeted focus on annual individual and Company-wide strategic and financial goals.

Attract, motivate and retain highly experienced employees in key executive positions.
•
A competitive total direct compensation package consisting of base salary, performance-based annual incentive awards and long-term incentive awards;
•
Employment agreements with certain of our executives, which contain severance and change in control protections; and
•
A Supplemental Savings Plan, a deferred compensation program providing a tax-advantaged method for our executives to save for retirement by deferring salary and annual incentive compensation and to receive matching and profit sharing contributions.

EMPHASIS ON PERFORMANCE

As discussed in more detail below, a primary goal of our executive compensation program is to achieve accountability for performance by linking key elements of executive compensation to achievement of measurable performance objectives that reflect our strategic plan. Because a significant portion of total direct compensation is in the form of performance-based variable pay awards (annual incentive awards and long-term incentive equity awards), the aggregate total direct compensation of our executives is designed to increase when the Company’s performance exceeds, and to decrease when the Company’s performance falls short of, our strategic and financial goals. Total direct compensation for each of our executives can also increase or decrease based on individual performance.

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KEY COMPENSATION ELEMENTS

The primary elements of our compensation program for named executive officers are base salary, an annual incentive opportunity and long-term incentive awards. Each component is designed to contribute to a total executive compensation package that is competitive, performance-based and supportive of our financial and strategic goals. In determining the total compensation of the named executive officers, the Committee considers our operating and financial performance as a whole as well as each executive’s execution of the responsibilities associated with his or her respective position. The following table outlines the framework of the main elements of our executive compensation program for our named executive officers.

COMPENSATION ELEMENT	PURPOSE	KEY CHARACTERISTICS
Base Salary	Provides a pay opportunity that is designed to be competitive with companies with which we compete for talent without incurring excessive fixed costs.	Determined by responsibility, level of position, assessment of competitive pay, individual performance and other market factors.
Annual Incentives	Motivates performance by delivering rewards for achievement of Company and individual performance goals, while delivering reduced or no awards for Company or individual underperformance.	Annual cash award, with payout subject to achievement of pre-determined financial measures and other key corporate performance objectives.
Long-Term Incentives (Restricted Stock Units)	Retains key talent and creates stockholder value by aligning with long-term stock price performance.
Long-Term Incentives (Performance-Based Restricted Stock Units)

Subject to performance criteria based on adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") for each of fiscal years 2023, 2024 and 2025. If earned, vests on the anniversary of the grant date after the applicable performance period.

PAY MIX

A significant portion of our named executive officers’ total direct compensation opportunity is equity-based, variable/at-risk, and/or long-term. The following charts illustrate the relative value of compensation components for our 2023 total direct compensation program (base salary, annual incentive awards and long-term incentive equity awards) as a percentage of total direct compensation.

BREAKDOWN OF CEO AND OTHER NAMED EXECUTIVE OFFICERS TARGET COMPENSATION OPPORTUNITY

	2023 CEO	2023 OTHER NEOS

CEO Variable/At-Risk 75%			OTHER NEOS Variable/At-Risk 56%

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GOOD COMPENSATION GOVERNANCE PRACTICES

The Committee regularly reviews our executive compensation program and incorporates commonly viewed best practices as it deems appropriate; examples of best practices that we have adopted include:

•
The majority of executive compensation is variable and linked to achieving financial and strategic goals or to the Company’s stock price performance over time
•
All senior executives have stock retention requirements
•
Annual incentive compensation and long-term incentive compensation are based on a variety of performance metrics
•
The Committee conducts a regular risk assessment of the executive compensation program
•
Target total direct compensation is designed to be competitive with our peer group and other companies with which we compete for talent
•
Committee engages an independent compensation consultant

•
There are no tax gross-ups for excess parachute payments
•
In addition to being allowed to clawback compensation for financial statement restatements, the Company's clawback policy allows for the recoupment of compensation as a result of any conduct justifying termination for cause
•
Directors, officers and all other employees are prohibited from hedging or pledging Company securities
•
Grant agreements for restricted stock units prohibit the payment of dividend equivalents prior to the vesting date, and none are paid with respect to restricted stock units that are forfeited
•
We maintain double trigger cash severance and long-term incentive provisions in the event of a change in control
•
Limited perquisites are provided

ROLE OF THE COMPENSATION COMMITTEE

The Committee, composed entirely of independent directors, oversees the executive compensation program for our named executive officers. As part of its annual process, the Committee works closely with executive management and its independent compensation consultant.

Generally, in the first and fourth quarters of each year, the Committee reviews our historical pay and Company and individual performance information, including our performance relative to the objectives set forth in the prior year’s incentive program. The Committee approves annual incentive awards for executive officers based on recommendations from our CEO for executive officers other than himself and on our performance. The Committee also determines the executive compensation program for the current year. As part of this process, the Committee reviews the aggregate value of the total compensation opportunities provided to each of the executive officers. Following the review, the Committee approves annual base salaries, target annual incentive compensation and long-term incentive opportunities for each executive officer. The Committee also approves the goals and performance metrics for our annual incentive compensation and the performance-based component of our long-term incentives. In the first quarter of 2023, the Committee set performance goals for the annual incentive and long-term incentive programs.

Throughout the year, the Committee discusses the philosophy for the overall executive compensation packages and decides whether changes should be made in the design of the program. As part of regular Committee meetings, Committee members generally meet in executive session, during which members of management are not present.

From time to time, the Committee considers the effect of one-time or unusual items, if any, that may impact reported financial results. To more accurately reflect the underlying operating performance of our business, the Committee reviews a limited number of potential adjustments to our reported financial results for incentive program purposes. Generally, any adjustments are intended to exclude unbudgeted one-time or unusual items and external factors that are viewed as obscuring the core operational performance of the Company or are otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. Standard adjustments may be made: for accounting-related changes or changes in laws or regulations not included in our annual operating plan, such as changes related to U.S. tax reform; to exclude integration costs or make other adjustments related to unbudgeted merger and acquisition activity; and for other items not considered representative of the results of operations for the period, as approved by the Committee. When determining payouts under the annual incentive plan for 2023, the Committee made adjustments for certain one-time or unusual items, such as write-down for decommissioning vessels and equipment, the costs of financial advisors for strategic initiatives, and the sale and leaseback of scows and other major equipment.

ROLE OF MANAGEMENT IN ESTABLISHING COMPENSATION

At the direction of the Committee Chair, management prepares materials for the Committee in advance of its meetings. During the annual evaluation process, the CEO evaluates the performance of our named executive officers (other than himself) and provides a recommendation to the Committee with respect to changes to base salary, annual performance incentives and long-term incentive equity awards. Our CEO provides recommendations regarding the compensation of the other named executive officers but is not involved in setting his own compensation.

ROLE OF COMPENSATION CONSULTANT

Pursuant to its charter, the Committee has the independent authority to engage the services of outside advisors and experts, including executive compensation consultants. The role of the compensation consultant is to provide independent, expert advice to the Committee on the design of the Company’s compensation program and the level of compensation paid to our senior executives. The compensation consultant reports directly to the Committee and is not utilized to perform any other services for the Company. The Committee has assessed the independence of the compensation consultant that performed services for the Committee during 2023

Great Lakes Dredge & Dock Corporation	29	2024 Proxy Statement

and concluded that the compensation consultant’s work is independent of management and does not raise any conflicts of interest. The Committee has the authority to hire and dismiss the compensation consultants, as well as to establish new engagements. If requested by the Committee, a representative of the compensation consultant may participate in Committee meetings.

The Committee retained Pearl Meyer to serve as the Company’s independent executive compensation consultant for the 2023 program, during which time Pearl Meyer worked with the Committee to review the executive compensation program and make recommendations for improvements to the program for 2023.

ROLE OF BENCHMARKING AND PEER COMPANIES

The Committee considers salary, annual incentive compensation and long-term incentive compensation for the named executive officers against competitive market information. For purposes of setting 2023 compensation, the peer group consisted of the following 20 companies (“Peer Group”):

Fiscal 2023 Peer Group
Ameresco, Inc.	IES Holdings, Inc.	NV5 Global, Inc.
Argan, Inc.	Infrastructure and Energy Alternatives, Inc.	Oceaneering International, Inc.
Badger Daylighting Infrastructure Solutions Ltd.	Limbach Holdings, Inc.	Orion Group Holdings, Inc.
Construction Partners, Inc.	Logistec Corporation	Sterling Infrastructure, Inc.
Helix Energy Solutions Group, Inc.	Matrix Service Company	Team, Inc.
Helmerich & Payne, Inc.	Mistras Group, Inc.	Tidewater Inc.
Hill International, Inc.	MYR Group Inc.

The Committee selected this Peer Group in the third quarter of 2022 with the assistance of its compensation consultant, after considering U.S.-based public companies in the same and similar Global Industry Classification System Industry Group with comparable revenues, total assets and enterprise value. The compensation consultant considered companies with similar lines of business as the Company, namely asset-intensive companies that provide infrastructure and engineering services, research and consulting services, environmental and facilities services, marine ports and services and oil and gas equipment and services, and are of similar size to the Company. The compensation consultant recommended no changes for 2023. The Committee accepted the recommendation for 2023 compensation decisions. Select comparative financial measures for the Peer Group are summarized below:

	PEER GROUP		GREAT LAKES
	MEDIAN ($)	75TH PERCENTILE (IN MILLIONS) ($)	COMPANY DATA ($)	PERCENTILE RANK (%)
Revenue	$726	$1,749	$722	50%
Total Assets	$922	$1,300	$1,015	57%
Enterprise Value	$817	$1,434	$1,109	69%

Median/Percentiles determined by Pearl Meyer using Standard & Poor’s Capital IQ. The financial information referenced above was derived from data as of June 30, 2022 and used by the Committee to determine the appropriateness of the Peer Group in the third quarter of 2022 for 2023 executive compensation decisions.

The Committee utilizes the Peer Group as a reference point for decisions relating to our executive compensation program involving our named executive officers. Executive compensation data from the Peer Group is aggregated by the compensation consultant and presented to the Committee in summary form. The Committee reviews the aggregated data to obtain a general understanding of current executive compensation practices utilized by our Peer Group. The Committee also utilizes the data as a market check that the Company’s pay practices are generally competitive and to fulfill the Committee’s stated goal of attracting and retaining its named executive officers. The Committee does not target specific levels of executive compensation as compared to the Peer Group.

On an annual basis, the compensation consultant provides a competitive market assessment which includes a report on the compensation of our named executive officers, relative to a market median (developed based on an analysis of the compensation elements from the Peer Group, along with executive compensation data from published compensation surveys). The Committee considers the competitive market assessment when making its final executive compensation decisions.

2023 Executive Compensation Program in Detail

BASE SALARY

We seek to provide competitive base salaries that allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as:

•	the salaries of executives in similar positions in our Peer Group;
•	our executives’ skills, experience and knowledge;
•	the responsibilities required of the executives in their roles;

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•	the importance of the position to the Company; and
•	the difficulty of replacement.

Decisions regarding individual salary levels were based upon a review of multiple criteria including market data of our Peer Group, the individual’s performance, the Company’s performance and the advice of the compensation consultant. Except for Ms. Schiffer in connection with her assumption of responsibilities of the Chief Human Resources Administrative Officer, our named executive officers did not receive base salary increases in 2023.

Name	2023 Base Salary	2022 Base Salary	% Increase
Lasse J. Petterson	$785,000	$785,000	0.00%
Scott L. Kornblau	$435,000	$435,000	0.00%
Vivienne R. Schiffer*	$400,000	$363,120	10.16%
Eleni Beyko	$350,000	$350,000	0.00%
Christopher G. Gunsten	$350,000	$350,000	0.00%
David J. Johanson	$350,000	$350,000	0.00%

*Ms. Schiffer received an increase approved by the Committee on November 15, 2023 for assuming responsibilities of the Chief Human Resources Administrative Officer. The increase was determined after considering the competitive market data in the Peer Group.

ANNUAL INCENTIVE COMPENSATION

The Company’s annual incentive compensation program is designed to be supportive of the Company’s short-term operating objectives and to provide competitive target total annual executive compensation opportunities. In 2023, the Company granted annual incentive compensation pursuant to the Executive Leadership Annual Incentive Program, which was administered under the Company's 2021 Long Term Incentive Plan (the "2021 LTIP"). All of our named executive officers participated in the program.

In 2023, the formula for calculating annual incentive compensation payouts was as follows:

Each named executive officer has quantitative and qualitative performance goals that are established annually. For 2023, the Committee set Adjusted EBITDA as the financial goal for named executive officers. The Committee established the financial target based on the Company’s budget plan for the year and set threshold and stretch goals for the Company at 50% and 120% of budget, respectively.

The Committee also set qualitative individual goals for each named executive officer other than the CEO, as described below. The qualitative goals are set at the beginning of the performance period and are designed to motivate performance with respect to other stated strategic, operational, financial and corporate objectives.

Performance for the CEO was measured based solely on the financial results of the Company as a whole. The Committee also considered, but did not assign a specific weight to, the individual qualitative goals listed below when determining whether to modify the CEO’s actual award. Performance for the other named executive officers was measured based on the financial results of the Company as a whole and on individual goals according to the weights set forth below.

NAME	FINANCIAL MEASUREMENT WEIGHT (%)	INDIVIDUAL STRATEGIC GOAL WEIGHT (%)
Lasse J. Petterson	100	0
Scott L. Kornblau	70	30
Vivienne R. Schiffer	70	30
Eleni Beyko	70	30
Christopher G. Gunsten	70	30
David J. Johanson	70	30

The Committee retains subjective discretion to adjust payout results as it deems appropriate and in accordance with the terms of the 2021 LTIP. Under the Executive Leadership Annual Incentive Program, the Committee may modify calculated payouts from 0% - 150% based on individual performance, although individual modifications are expected to be generally +/- 10% of calculated amounts. In addition, as detailed above in "Role of the Compensation Committee," adjustments may be made to mitigate the effects of events that, unless excluded, would be inconsistent with the intent of the annual incentive compensation program. In 2023, for incentive purposes, the Compensation Committee made the following adjustments to the calculation of the Company’s Adjusted EBITDA: the exclusion of write-down for unbudgeted decommissioning vessels and equipment, unbudgeted financial and legal advisors for strategic initiatives, and unbudgeted sale and lease-back of scows and other major equipment.

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2023 GOAL DETAIL

Below is the summary of annual incentive compensation goals for 2023. Weighting of each goal varied based on each named executive officer’s role with the Company.

ANNUAL INCENTIVE COMPENSATION METRIC	HOW MEASURED	WHY CHOSEN?
Adjusted EBITDA*

Achievement of Adjusted EBITDA, which rewards the achievement of strategic objectives in supporting the Company’s annual and strategic plan.

Under the annual incentive plan, Adjusted EBITDA is calculated in the same manner as for external reporting purposes, as described in Appendix A to this Proxy Statement, but further adjusted to exclude the write-down for unbudgeted decommissioning vessels and equipment, unbudgeted financial and legal advisors for strategic initiatives, unbudgeted sale and lease-back of scows and other major equipment.

Adjusted EBITDA allows us to evaluate our operational efficiency and success in generating profit from revenues.
Safety**	Achievement of improvements in Total Recordable Incident Rate and Man Overboard incidents.	Our goal is to be Incident and Injury Free®, sending our employees home safe and injury-free every day. Each member of the Company, including executives, is responsible for driving our safety culture.
ESG and New Organizational Structure**	Headcount adjustment to support an active dredging fleet and development of GLDD Academy for training and development.	While the Company can operate more efficiently with fewer employees, attracting, retaining and developing talented team members is critical to the Company’s short- and long-term success.
Business Improvement and Development**	Continue cost savings, develop and execute on fleet rationalization and modernization, and review business lines.	Execution of objectives in alignment with the Company’s strategic plan, including continued cost savings, is the primary focus of our executive team.
Offshore Wind Strategy**	Secure backlog of projects.	A backlog of offshore wind projects is key to the successful operation of our offshore wind vessel.
New Build Program**	Achieve delivery of our new vessels.	Putting our new, efficient vessels into operation allows to retire older, less efficient equipment.
Budget**	Achievement of individual operating plans.

While all executives’ performance targets are tied to Company-wide financial metrics, each individual is also measured on his or her individual operating budget to ensure efficient management of his or her department or division.

* A reconciliation of Adjusted EBITDA is provided in Appendix A.

** Component used to assess individual performance, weighted at 30% for named executive officers other than the CEO.

FINANCIAL GOAL ACHIEVEMENT FOR 2023

The table below sets forth the Adjusted EBITDA goal for the 2023 Executive Leadership Annual Incentive Program.

	ADJUSTED EBITDA VS. BUDGET (AS ADJUSTED BELOW) PERFORMANCE LEVEL	POOL FUNDING (% TARGET)
<Threshold	$37.5 MM	0
Threshold	$37.5 MM	50
Target	$75 MM	100
Maximum	$90 MM	200

Performance between threshold and target and target and maximum are linearly interpolated. The performance levels disclosed above include budgeted incentive pay (excluded for calculation of achievement of performance goals).

Actual Adjusted EBITDA for incentive purposes was $75.3 million, which was above the target achievement levels and the named executive officers were eligible for a payout for the portion of the short-term incentive plan paid based on Company performance.

INDIVIDUAL GOAL ACHIEVEMENT FOR 2023

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To assess individual goals, each named executive officer submits a written self-appraisal regarding the achievement of his or her pre-established goals for the year. For the named executive officers other than the CEO, the appraisals are reviewed by the CEO. The CEO provides performance appraisals for each of the named executive officers, which are then discussed with the Committee. Although the CEO does not have a weighted individual component in the annual incentive program, the self-appraisal for the CEO is discussed with the Committee for purposes of determining whether to adjust the annual incentive determined based on the financial portion of the short-term incentive plan.

The following factors were considered when assessing the performance of the named executive officers (other than the CEO):

•	Successful execution of the 2023 operating plan
•	Implementation of our new organizational structure
•	Development and execution of our Offshore Wind strategy, including execution of project contracts and launch new build progress of our Jones Act-compliant subsea rock installation vessel
•	Further development of our new hopper dredge build program
•	Above-target achievement of safety goals, including improvement of Total Recordable Incident Rate and Lost Time Incident Rate Reporting metrics
•	Reduction of Man Overboard (“MOB”) incidents and introduction of vessel improvements designed to lessen MOB risks

ACTUAL PAYOUTS FOR 2023

Based on the financial goal achievement (for all of the named executive officers) and the assessment of qualitative goals (for named executive officers other than the CEO) for 2023, the Committee awarded annual incentive awards to each of our named executive officers as reflected in the following table:

	TARGET AWARD OPPORTUNITY		ACTUAL AWARD	OPPORTUNITY EARNED
NAME	% SALARY	$	$	% OF TARGET
Lasse J. Petterson	100	785,000	800,700	102%
Scott L. Kornblau	70	304,500	310,590	102%
Vivienne R. Schiffer	55	203,097	207,159	102%
Eleni Beyko	60	210,000	214,200	102%
Christopher G. Gunsten	55	192,500	196,350	102%
David J. Johanson	55	192,500	196,350	102%

Long-Term Incentive Awards

OVERVIEW

Long-term incentives in 2023 were awarded pursuant to the 2021 LTIP. Every year, the Committee reviews the mix of types of incentives and the percentage of each type of incentive granted. In 2023, the Committee considered granting restricted stock units with a combination of performance-based and service-based vesting conditions. The Committee believes this mix of grant types motivates key executives to drive business results against the Company’s goals, further aligns management’s interests with those of our stockholders over the long-term and retains individuals deemed critical to the Company’s future success.

The aggregate value of a named executive officer’s long-term incentive equity award is determined by the Committee in conjunction with its consideration of the 2023 competitive market assessment and is based, in part, upon the contribution that the named executive officer is expected to make to the overall growth, strategic and financial performance of the Company during the vesting period. The Committee also considers equity compensation levels of our Peer Group and the annual competitive market assessment.

2023 LONG-TERM INCENTIVE GRANTS

The Committee considers and reviews many factors in determining the appropriate mix of long-term incentive awards. These factors include the prevalence and composition of equity awards reported in the competitive market assessment, as well as the mix of awards deemed necessary to effectively incentivize management and reward the creation of value for stockholders and strong overall strategic and financial performance. Additional information regarding the long-term incentives selected by the Committee for 2023 is set forth in the following table:

TYPE	FEATURES	HOW MEASURED	WHY CHOSEN?
Performance-Based Restricted Stock Units (“PSUs”)	• Fifty percent (50%) of the regular long-term incentive grant.	• Number of PSUs that may be earned range from 0% - 200% of target based on achievement of Adjusted EBITDA for 2023, 2024	• Align long-term compensation for named executive officers with Company performance.

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	• Target number of PSUs is based on the stock price on the date of grant.	and 2025 (one-year performance periods). • Earned PSUs for the applicable fiscal year vest on the anniversary of the grant date after the applicable performance period.
•
Adjusted EBITDA metric reflects bottom line profitability, thereby aligning executive pay with stockholder interests.
•
Encourage retention and align interests of management with stockholders through benefits and risks of stock.

Special Performance Based Restricted Stock Units (CFO)	• Special PSU grant awarded to CFO with vesting tied to certain financing and equity initiatives.
•
50,000 PSUs contingent on certain financing and equity initiatives, with these PSUs scheduled to vest 100% upon the achievement of the specified financing and equity initiatives on or before December 31, 2024.
•
30,000 PSUs contingent on certain financing and equity initiatives, with these PSUs scheduled to vest 100% on March 17, 2025 after the achievement of the specified financing and equity initiatives.
•
Goals designed to be challenging but achievable with successful execution of the Company's operating plan.
• Incentivize the successful execution of the Company's financing and equity initiatives. • Align long-term compensation for CFO with Company performance.
Restricted Stock Units (“RSUs”)	• Fifty percent (50%) of the regular long-term incentive grant. • Number of RSUs is based on the stock price on the date of grant.	• Time-based; vests in three equal annual installments.	• Encourage retention and align interests of management with stockholders through benefits and risks of stock.

The Committee sets the threshold, target and maximum performance criteria for PSUs vesting in each of the three one-year performance periods in the program. It is the Committee’s policy to authorize, but not necessarily grant equity awards as of the date of the Committee meeting at which such awards are approved by the independent directors who serve on the Committee, based upon the fair market value of our common stock as of the grant date of the award.

The total grants and grant fair values for the long-term incentive awards granted under the 2023 program are set forth below. The Committee determined the grant size after considering market practices, individual performance and input from the Committee’s compensation consultant, with the target opportunities remaining the same as those established in 2022 for the named executive officers.

		RESTRICTED STOCK UNITS		PERFORMANCE-BASED RESTRICTED STOCK UNITS
NAME	TARGET OPPORTUNITY (AS A % OF BASE SALARY)	SHARES (#)	GRANT DATE FAIR VALUE(1) ($)	SHARES (#)	GRANT DATE FAIR VALUE(1) ($)	TOTAL LTI VALUE AT TARGET ($)
Lasse J. Petterson	200	152,724	$785,000	152,724	$785,000	$1,570,000
Scott L. Kornblau(2)	85	35,968	$184,875	115,968	$570,475	$755,350
Vivienne R. Schiffer	65	22,960	$118,014	22,960	$118,014	$236,028
Eleni Beyko	70	23,833	$122,501	23,833	$122,501	$245,002
Christopher G. Gunsten	60	20,428	$105,000	20,428	$105,000	$210,000
David J. Johanson	60	20,428	$105,000	20,428	$105,000	$210,000

1.	Grant date fair value is calculated in accordance with ASC Topic 718.
2.	Mr. Kornblau received a special PSU grant on March 17, 2023 with respect to 80,000 shares in connection with certain financing and equity initiatives.

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LONG-TERM INCENTIVE ACHIEVEMENT FOR FISCAL YEAR 2023

The Committee reviewed the Company’s performance for fiscal year 2023 for long-term incentives granted under the 2021 program, the 2022 program and the 2023 program. The table below identifies adjusted earnings per share ("EPS"), adjusted earnings before interest and taxes ("EBIT") and Adjusted EBITDA performance criteria for the outstanding PSU grants based on fiscal year 2023 performance:

	ADJUSTED EPS VS. BUDGET	ADJUSTED EBIT VS. BUDGET	ADJUSTED EBITDA VS. BUDGET
	PERFORMANCE LEVEL (2021 GRANT) ($)	PERFORMANCE LEVEL (2022 GRANT) ($)	PERFORMANCE LEVEL (2023 GRANT) ($)	FUNDING (% TARGET) (%)
<Threshold	0.99	< 77.3 MM	< 37.5 MM	0
Threshold	0.99	77.3 MM	37.5 MM	50
Target	1.24	110.4 MM TO 113.4 MM	75.0 MM	100
Maximum	1.49	147.4 MM	97.5 MM	200

The Committee determined that the minimum required threshold adjusted EPS goal for 2023 was not achieved for the 2021 PSU grants, the minimum required threshold adjusted EBIT goal for 2023 was not achieved for the 2022 PSU grants, and the target Adjusted EBITDA goal for 2023 was exceeded for the 2023 PSU grants based on the Company's actual results of $75.3 million in Adjusted EBITDA for incentive purposes. As a result, the portion of the annual PSU grants with vesting tied to 2023 performance vested on March 15, 2024, subject to the named executive officer's satisfaction of the service-based vesting requirement. The performance criteria for the special PSU grants dated April 24, 2022 awarded to Mr. Petterson and Ms. Beyko tied to offshore wind goals were achieved upon the signing of the first offshore wind contract with Mr. Petterson earning 75,000 PSUs and Ms. Beyko earning 12,500 PSUs; and upon signing the second offshore wind contract with Mr. Petterson earning 25,000 PSUs and Ms. Beyko earning 12,500 PSUs. These PSUs are scheduled to vest on July 14, 2024 for Mr. Petterson and on April 24, 2024 for Ms. Beyko, subject to her continued employment.

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Other Compensation Practices, Policies and Related Matters

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company maintains guidelines for stock ownership with respect to its named executive officers, senior executives and vice presidents. The purpose of the guidelines is to encourage our named executive officers, senior executives and vice presidents to demonstrate a commitment to the Company and its stockholders by retaining a required value of Company stock. Each participant is provided with a reasonable period of time to attain the required ownership level. The guidelines provide that each continuing named executive officer retain a number of eligible shares with a value at least equal to a multiple of the executive’s base annual salary as follows:

NAME	RETENTION REQUIREMENT
Lasse J. Petterson	5.0x salary
Scott L. Kornblau	3.0x salary
Vivienne R. Schiffer	3.0x salary
Eleni Beyko	3.0x salary
Christopher G. Gunsten	3.0x salary
David J. Johanson	3.0x salary

All net shares of common stock count toward the retention requirement, with the shares of common stock valued using an average of the closing stock price over the prior month. Each named executive officer must retain 50% of net profit shares realized upon the: (i) exercise of stock options, (ii) settlement of PSUs and (iii) vesting of RSUs until the required retention value is attained. As of December 31, 2023, each of our continuing named executive officers was in compliance with the guidelines through meeting the retention requirement or complying with the retention ratio. The Committee does not consider existing stock ownership levels of individual executives in determining the amount of long-term incentive equity awards.

ADDITIONAL BENEFITS

The Company has adopted benefit programs that are designed to be supportive of business and human resource strategies and that provide for the delivery of equitable value to executives relative to lower-level employees. The Company strives to avoid programs that do not support an identifiable business objective.

Accordingly, the named executive officers generally participate in the same benefits program that is provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and incentive compensation that is contributed to his or her 401(k) account. We also may provide a profit sharing contribution to an employee’s 401(k) account as a percentage (between 0% and 7%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $22,500 for 2023 and an additional $7,500 for anyone age 50 or over.

SUPPLEMENTAL SAVINGS PLAN

In addition, our named executive officers and other eligible employees may contribute to a Supplemental Savings Plan (“SSP”), a nonqualified deferred compensation plan that allows eligible employees to elect to defer salary and annual incentive compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits. Although the SSP is unfunded, participants may elect to notionally invest deferred amounts in most of the investment alternatives that are available under the qualified 401(k) plan. Participants also elect when to receive distributions of deferred amounts under the SSP. No tax gross-ups are provided to participants under the SSP.

COMPENSATION RECOUPMENT (“CLAWBACK”) POLICY

We have a compensation recoupment policy, which was revised on September 6, 2023 to comply with NASDAQ listing rules implementing the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This clawback policy requires certain cash and equity incentive compensation to be repaid to the Company if awarded based on inaccurate financial results. The policy applies to current and former executive officers of the Company, as well as other employees designated by the Board or the Committee. In addition, the policy allows the Committee to recoup compensation paid to an employee as a result of any conduct justifying termination for cause of that employee.

RISK ASSESSMENT

We designed our executive compensation program to drive performance toward the achievement of our short-term and long-term goals and to increase stockholder value, while appropriately balancing risk and reward. In February 2023, the Committee conducted its annual review and risk assessment of the Company’s executive compensation policies and practices. Following this review, the Committee concluded that our executive compensation program was appropriately designed for the size and complexity of the Company and does not encourage excessive risk-taking.

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EMPLOYMENT AGREEMENTS

As of December 31, 2023, certain of our continuing named executive officers had written employment agreements, which would entitle each such executive to severance benefits depending upon the circumstances of resignation or termination. The Committee believes that these agreements provide essential protections to both the named executive officers and the Company. Agreements providing for severance and change-in-control payments assist us in attracting and retaining qualified executives who have job alternatives. At the same time, the applicable agreements are structured to preserve our valuable assets by imposing upon certain of the executives non-competition and non-solicitation restrictions, confidentiality obligations and cooperation covenants. The Board and the Committee believe that retention of key personnel is an important goal. Employment agreements are one vehicle for retaining top talent. The Board and Committee believe that the severance benefits agreed to in the case of termination events are reasonable in light of the potential value delivered to stockholders in return. Our executives’ agreements do not provide excise tax gross-ups.

Please see the "Potential Payments Upon Termination or Change in Control" section for a description of the amounts payable to the named executive officers for a qualifying termination as of December 31, 2023.

PROHIBITION ON HEDGING AND PLEDGING

We believe that equity ownership fosters an atmosphere where directors, officers and other employees “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s stockholders. Accordingly, we prohibit directors, officers and all other employees from the trading of derivative securities related to shares of our stock, including hedging strategies, puts, calls or other types of derivative securities. Our insider trading policy also prohibits all directors, officers and employees from pledging shares of our stock.

Compensation Committee Interlocks with Insider Participation

During fiscal year 2023, the Compensation Committee was composed of D. Michael Steuert (Chair), Ryan J. Levenson, and Earl L. Shipp, none of whom is an employee or current or former officer of our Company, or any of the Company’s subsidiaries, nor had any relationship with our Company requiring disclosure. The Board has determined that Messrs. Steuert, Levenson and Shipp are independent in accordance with NASDAQ Marketplace Rules.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions with the Company’s management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

D. Michael Steuert, Chair

Ryan J. Levenson

Earl L. Shipp

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2023

The following table summarizes the compensation of our named executive officers for the year ended December 31, 2023 and, to the extent required by applicable SEC disclosure rules, the years ended December 31, 2022 and December 31, 2021:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTALS ($)
Lasse J. Petterson	2023	785,000	—	1,570,000	800,700	62,064	3,217,764
President & Chief Executive Officer	2022	785,000	—	2,971,996	—	44,964	3,801,960
	2021	755,000	—	1,366,286	710,455	272,063	3,103,804
Scott L. Kornblau	2023	435,000	—	755,350	310,590	47,241	1,548,181
Senior Vice President, Chief Financial Officer	2022	435,000	—	369,738	—	29,358	834,096
	2021	108,750	—	226,500	67,351	12,713	415,314
Vivienne R. Schiffer	2023	369,266	—	236,028	207,159	39,438	851,891
Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2022	363,120	—	236,034	—	31,908	631,062
	2021	356,000	—	213,614	190,474	31,001	791,089
Eleni Beyko	2023	350,000	—	245,002	214,200	38,640	847,842
Senior Vice President, Offshore Wind	2022	334,833	—	1,285,878	—	20,500	1,641,211
Christopher G. Gunsten	2023	350,000	—	210,000	196,350	38,640	794,990
Senior Vice President, Project Services & Fleet Engineering
David J. Johanson	2023	350,000	—	210,000	196,350	38,640	794,990
Senior Vice President, Project Acquisition & Operations

1.

Represents the aggregate grant date fair value for RSUs and PSUs granted in 2023. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the PSUs granted during 2023 are calculated based on the probable outcome of the performance conditions for such awards at the time of grant, which was achievement of the target performance conditions for the annual PSU grants. If the highest level of performance is achieved for these PSUs, the grant date fair value of these awards would be as follows: Mr. Petterson, $1,570,000; Mr. Kornblau, $755,350; Ms. Schiffer, $236,028; Ms. Beyko, $245,002; Mr. Gunsten, $210,000; and Mr. Johanson, $210,000. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, see “Grants of Plan Based Awards Table in 2023” on page 39 for more information regarding the equity compensation granted in 2023 to our named executive officers.

2.	Represents annual incentive compensation paid under the annual incentive program based upon the achievement of performance-based targets and individual qualitative goals.

3.	The dollar value of the amounts shown in this column for 2023 consists of the following:

NAME	SUPPLEMENTAL SAVINGS PLAN ($)	MATCHING CONTRIBUTIONS TO 401(K) ($)	PROFIT SHARING ($)	TOTAL ($)
Lasse J. Petterson	2,700	19,800	39,564	62,064
Scott L. Kornblau	5,517	19,800	21,924	47,241
Vivienne R. Schiffer	1,027	19,800	18,611	39,438
Eleni Beyko	1,200	19,800	17,640	38,640
Christopher G. Gunsten	1,200	19,800	17,640	38,640
David J. Johanson	1,200	19,800	17,640	38,640

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Grants of Plan-Based Awards in 2023

The following table provides additional information about our long-term incentive equity awards, which consist of performance-based restricted stock unit awards (“PSUs”), restricted stock unit awards (“RSUs”), and non-equity incentive plan awards, in each case, granted to our named executive officers in 2023 from the 2021 LTIP:

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK	GRANT DATE FAIR VALUE
NAME	AWARD TYPE	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	UNITS(3) (#)	OF STOCK(4) ($)
Lasse J. Petterson	Annual Incentive		$392,500	$785,000	$1,570,000
	RSUs	March 15, 2023							152,724	$785,000
	PSUs	March 15, 2023				76,362	152,724	305,448		$785,000
Scott L. Kornblau	Annual Incentive		$152,250	$304,500	$609,000
	RSUs	March 15, 2023							35,968	$184,875
	PSUs	March 15, 2023				17,984	35,968	71,936		$184,875
	PSUs	March 17, 2023				—	80,000	80,000		$385,600
Vivienne R. Schiffer	Annual Incentive		$101,549	$203,097	$406,194
	RSUs	March 15, 2023							22,960	$118,014
	PSUs	March 15, 2023				11,480	22,960	45,920		$118,014
Eleni Beyko	Annual Incentive		$105,000	$210,000	$420,000
	RSUs	March 15, 2023							23,833	$122,501
	PSUs	March 15, 2023				11,917	23,833	47,666		$122,501
Christopher G. Gunsten	Annual Incentive		$96,250	$192,500	$385,000
	RSUs	March 15, 2023							20,428	$105,000
	PSUs	March 15, 2023				10,214	20,428	40,856		$105,000
David J. Johanson	Annual Incentive		$96,250	$192,500	$385,000
	RSUs	March 15, 2023							20,428	$105,000
	PSUs	March 15, 2023				10,214	20,428	40,856		$105,000

1.

As described above, annual incentive awards under the annual incentive program are based on the achievement of certain performance metrics, see “Annual Incentive Compensation” on page 31 for further information regarding the 2023 annual incentive program.

2.

Represents the threshold, target and maximum payment opportunities for the 2023 PSUs granted under the 2021 LTIP. The PSUs are subject to performance criteria based on Adjusted EBITDA for each of fiscal years 2023, 2024 and 2025. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date after the applicable performance period. The PSUs granted on March 17, 2023 to Mr. Kornblau represent PSUs granted to incentivize performance with respect to certain financing and equity initiatives and vest based on achievement of performance goals on or before December 31, 2024, subject to Mr. Kornblau's continued employment as Chief Financial Officer, with 50,000 PSUs vesting upon the achievement of the underlying performance goals on or before December 31, 2024, and the remaining 30,000 PSUs vesting on March 17, 2025 after the achievement of the underlying performance goals. See “Long-Term Incentive Awards” on page 33 for further information regarding the 2023 PSUs and achievement of the performance criteria for 2023.

3.	Represents RSUs described under “Long-Term Incentive Awards” on page 33. RSUs vest in annual one-third installments on each anniversary of the grant date.
4.

Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the PSUs granted during 2023 are calculated based on the probable satisfaction of the target performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

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Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of December 31, 2023. The equity awards reported in the Stock Awards column consist of RSUs and PSUs. As of December 31, 2023, none of our named executive officers held any outstanding option awards.

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Lasse J. Petterson	15,378	(2)	118,103	—		—
	50,908	(3)	390,973	—		—
	101,816	(4)	781,947	—		—
	36,167	(5)	277,763	—		—
	51,569	(6)	396,050	—		—
	75,000	(7)	576,000	—		—
	25,000	(7)	192,000	—		—
	—		—	203,634	(10)	1,563,909
	—		—	18,084	(11)	138,885
Scott L. Kornblau	5,000	(2)	38,400	—		—
	11,989	(3)	92,076	—		—
	23,979	(4)	184,159	—		—
	8,518	(5)	65,418	—		—
	12,145	(6)	93,274	—		—
	—		—	50,000	(12)	384,000
	—		—	30,000	(13)	230,400
	—		—	47,958	(10)	368,317
	—		—	4,260	(11)	32,717
Vivienne R. Schiffer	2,417	(2)	18,563	—		—
	7,653	(3)	58,775	—		—
	15,307	(4)	117,558	—		—
	5,438	(5)	41,764	—		—
	7,752	(6)	59,535	—		—
	—		—	30,614	(10)	235,116
	—		—	2,720	(11)	20,890
Eleni Beyko	2,037	(2)	15,644	—		—
	7,944	(3)	61,010	—		—
	15,889	(4)	122,028	—		—
	5,494	(5)	42,194	—		—
	8,047	(6)	61,801	—		—
	25,000	(8)	192,000	—		—
	—		—	50,000	(9)	384,000
	—		—	31,778	(10)	244,055
	—		—	2,748	(11)	21,105
Christopher G. Gunsten	934	(2)	7,173	—		—
	6,809	(3)	52,293	—		—
	13,619	(4)	104,594	—		—
	5,248	(5)	40,305	—		—
	6,898	(6)	52,977	—		—
	—		—	27,238	(10)	209,188
	—		—	1,156	(11)	8,878
David J. Johanson	1,525	(2)	11,712	—		—
	6,809	(3)	52,293	—		—
	13,619	(4)	104,594	—		—
	5,290	(5)	40,627	—		—
	6,898	(6)	52,977	—		—
	—		—	27,238	(10)	209,188
	—		—	1,149	(11)	8,824

1.	Based on the closing price of our common stock as reported on the NASDAQ Global Select Market of $7.68 per share on December 29, 2023.
2.	RSUs vested on March 5, 2024.
3	RSUs vested on March 15, 2024.
4.	RSUs vest in two equal annual installments beginning on March 15, 2025.
5.	RSUs vest in three equal annual installments beginning on May 5, 2024.
6.	PSUs earned and vested at 101.3% of target on March 15, 2024.

Great Lakes Dredge & Dock Corporation	40	2024 Proxy Statement

7.	PSUs earned based on performance goals specific to offshore wind and vest on July 14, 2024.
8.	PSUs earned based on performance goals specific to offshore wind and vest on April 24, 2024.
9.

If earned, PSUs vest April 24, 2025 based on performance goals specific to offshore wind. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period.

10.

If earned, PSUs vest in two equal installments beginning on March 15, 2025 based on performance goals for each of fiscal year 2024 and 2025. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period. In accordance with the SEC executive compensation disclosure rules, the amount reported are based on achieving the maximum performance goals.

11.

If earned, PSUs vest May 5, 2025 based on performance goals for fiscal year 2025. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on achieving the threshold performance goals.

12.

If earned, PSUs vest March 17, 2024 based on performance goals specific to certain financing and equity initiatives. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period.

13.

If earned, PSUs vest March 17, 2025 based on performance goals specific to certain financing and equity initiatives. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period.

Stock Vested in 2023

The following table provides information on the value realized by our named executive officers with respect to RSUs and PSUs that vested during 2023. During 2023, none of our named executive officers held outstanding option awards:

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)*
Lasse J. Petterson	33,459	192,851
Scott L. Kornblau	9,258	53,384
Vivienne R. Schiffer	5,135	29,599
Eleni Beyko	4,783	27,563
Christopher G. Gunsten	3,557	20,481
David J. Johanson	4,170	24,023

*Amounts reflect the value of the vested stock based on the closing price of our stock on the vesting date.

Nonqualified Deferred Compensation in 2023

We maintain a nonqualified Supplemental Savings Plan (“SSP”) for certain of our employees on United States payroll, including each of our named executive officers. Under the SSP, participants may defer up to 50% of their salaries, including commissions and incentive compensation (other than annual incentives) and may make a separate election to defer up to 100% of any annual performance-based cash incentives (after applicable taxes) they may earn. The SSP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the Company’s 401(k) Plan but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the Company’s 401(k) Plan, excluding in each case any such elective deferrals that exceed 6% of such participant’s compensation for such Plan Year, as defined in the Company’s 401(k) Plan. Participants are generally permitted to choose from among the investment funds available under the Company’s 401(k) Plan for purposes of determining the imputed earnings, gains and losses applicable to their SSP accounts.

Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SSP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years.

The following table sets forth the details of the SSP:

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT FYE ($)(3)
Lasse J. Petterson	—	25,906	6,808	—	2,613,014
Scott L. Kornblau	13,050	5,576	3,563	—	41,380
Vivienne R. Schiffer	34,856	3,038	3,299	—	61,171
Eleni Beyko	—	1,213	267	—	2,152
Christopher G. Gunsten	—	2,232	304	—	2,189
David J. Johanson	—	2,232	822	—	16,656

1.

The amounts reported in the Executive Contributions in Last FY column represent elective contributions of a portion of the executive’s base salary and/or annual incentive to the SSP (which amounts are also included in the Salary and Non-Equity Incentive Compensation column, respectively, of the 2023 Summary Compensation Table).

Great Lakes Dredge & Dock Corporation	41	2024 Proxy Statement

2.

The amounts reported in the Registrant Contributions in Last FY column represent the Company’s contributions to each executive’s SSP (which amounts are also included in the All Other Compensation column of the 2023 Summary Compensation Table as SSP contributions and a portion of Profit Sharing contributions).

3.

The amounts reported in the Aggregate Balance at FYE column represent the balance from the SSP as of 12/31/2023 and include various amounts previously reported in the Summary Compensation Table as Salary, Non-Equity Incentive Compensation or All Other Compensation.

Potential Payments Upon Termination or Change in Control

OVERVIEW

The following describes the estimated payments that would be made to the named executive officers pursuant to an employment agreement or other plans or individual award agreements in the event of the named executive officer’s termination of employment under the circumstances described below, assuming such termination took place on December 31, 2023. Neither Mr. Gunsten nor Mr. Johanson were subject to an employment agreement as of December 31, 2023 and, accordingly, if they had terminated as of December 31, 2023, they would have received severance under the terms of the Company's general severance policy, as described below.

Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors. Mr. Petterson is also eligible for certain payments and benefits under his employment agreement in the event of a termination of employment due to voluntary retirement.

Payment of enhanced benefits is conditioned upon the executive’s execution of a release of claims in favor of the Company and its related entities. In addition to the release, certain executives must uphold certain restrictive covenants, including confidentiality of information, non-competition and non-solicitation.

Under the terms of the named executive officers’ employment agreements, if the payments and benefits to the named executive officers under the agreements would subject the named executive officers to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the named executive officer receiving a higher net after-tax amount.

Under each continuing named executive officer’s employment agreement, if the named executive officer’s employment is terminated by the Company for “cause” (as defined in the applicable employment agreement) or by the named executive officer other than for “good reason” (within the meaning of the applicable employment agreement), the named executive officer will be entitled to his or her base salary and employee benefits through the termination date.

Other than Mr. Gunsten and Mr. Johanson, if the named executive officer’s employment is terminated by the Company without cause or in the event of the named executive officer’s resignation for good reason, the named executive officer will be entitled to his or her base salary and employee benefits through the termination date, and also receive (i) 12 months of his or her base pay and, in the case of Mr. Petterson, target annual incentive compensation amount, payable according to the Company’s scheduled payroll pay dates; (ii) the pro rata portion of his or her annual incentive compensation and the SSP benefits earned through the termination date, paid at the same time as continuing executives; (iii) 12 months of subsidized medical and dental coverage; (iv) 12 months or, in the case of Mr. Petterson, 18 months of vesting credit for outstanding equity awards; and (v) in the case of the named executive officers other than Mr. Petterson, outplacement services of up to $15,000, provided such services are rendered within one year of his or her termination.

If within a specified period (24 months for Mr. Petterson and 12 months for Mr. Kornblau, Ms. Schiffer and Ms. Beyko) following a “change in control” (as defined in the applicable employment agreement), the Company terminates the employment of the named executive officer other than for cause or if the named executive officer voluntarily resigns his or her employment for good reason, the named executive officer will receive, in lieu of the benefits described above: (i) (x) in the case of Mr. Petterson, an amount equal to two times the sum of his then current base salary plus the average of his target annual incentive over the three-year period immediately preceding his termination and (y) in the case of Mr. Kornblau, Ms. Schiffer and Ms. Beyko, an amount equal to one and one-quarter (1 ¼) times his or her then-current base salary; (ii) (x) in the case of Mr. Petterson, the pro rata portion of his annual incentive and SSP benefits earned through the termination date and (y) in the case of Mr. Kornblau, Ms. Schiffer and Ms. Beyko, an amount equal to his or her target annual bonus for the year that includes the termination date (the payments described in clauses (i) and (ii), the “Change in Control Payment”); (iii) full vesting of any outstanding unvested equity awards (excluding performance-based equity awards, which vest based on the terms of the underlying award agreements, as described below); (iv) 12 months in the case of Mr. Kornblau, Ms. Schiffer and Ms. Beyko (24 months in the case of Mr. Petterson) of subsidized medical and dental coverage; and (v) in the case of Mr. Kornblau, Ms. Schiffer and Ms. Beyko outplacement services of up to $15,000, provided such services are rendered within one year of his or her termination. The Change in Control Payment will be made in a lump-sum cash payment.

If the Company elects not to renew the employment agreement of the named executive officer during any renewal term and within 12 months following the end of the renewal term terminates the named executive officer’s employment without cause or the named executive officer voluntarily resigns his or her employment for good reason, then named executive officer will receive full vesting credit of any unvested equity awards.

If Mr. Petterson retires after serving as CEO for at least six consecutive years, provides the Board with at least 12 months written advance notice of his intent to retire and remains employed by the Company for at least 12 months after providing such notice, Mr. Petterson will receive full vesting of any of his outstanding equity awards as of the termination date; and Mr. Petterson will not be entitled to and will be ineligible to receive any new equity awards following the date on which Mr. Petterson notifies the Board of his retirement. Assuming Mr. Petterson had provided written notice 12-months in advance of December 31, 2023, if Mr. Petterson has retired as of December 31, 2023, the value of the accelerated vesting of Mr. Petterson's outstanding equity awards was $3,905,587, based on the closing stock price of $7.68 per share reported on the NASDAQ Global Select Market on December 29, 2023.

Great Lakes Dredge & Dock Corporation	42	2024 Proxy Statement

The employment agreements for the named executive officers do not provide for the continuance of any compensation or benefit obligations upon death or disability or, other than as described above for Mr. Petterson, retirement. However, pursuant to the RSU agreements, they would be entitled to (i) full vesting of any unvested RSU awards in the event of a termination of their employment due to death or disability, and (ii) continued vesting of any unvested RSU awards upon their retirement if they satisfied the requirements for retirement vesting. In addition, pursuant to their PSU agreements, they would be entitled to (i) in the event of a termination of their employment due to death or disability, the number of shares earned during the one-year performance period during which such termination occurs, based on actual performance, and (ii) in the event of their qualifying retirement, the number of shares earned (A) with respect to any one-year performance period that concluded prior to such retirement and (B) with respect to the one-year performance period in which the retirement occurs, prorated based on the number of days he/she was employed during such performance period. The equity award agreements also provide that the awards will vest upon a change in control in the event they are not assumed by the acquiror.

The Great Lakes Dredge & Dock Company Severance Pay Plan (the “Severance Plan”) provides for discretionary payments of severance benefits under limited circumstances. Under the Severance Plan, a Participant (as defined in the Severance Plan) may receive salary continuation payments, generally in an amount equal to his or her Base Salary (as defined in the Severance Plan) in effect on the date of his or her termination, based upon the number of years of the Participant’s employment by the Company as well as continuation of medical and dental benefits. Payments made under the Severance Plan are discretionary on the part of the plan administrator, which is the Company’s Chief Executive Officer or his or her designee. For each of Mr. Gunsten and Mr. Johanson that amount for base salary would be $269,230 and $13,690 for Mr. Gunsten and $8,707 for Mr. Johanson for medical and dental benefits as of December 31, 2023.

termination without cause or resignation for good reason

NAME	BASE SALARY	ANNUAL INCENTIVE (a)	LONG-TERM INCENTIVES (b)	HEALTH BENEFITS (c)	OUTPLACEMENT (d)	TOTAL:
Lasse J. Petterson	785,000	785,000	3,123,625	14,894	—	4,708,519
Scott L. Kornblau	435,000	304,500	671,962	24,145	15,000	1,450,607
Vivienne R. Schiffer	400,000	220,000	196,447	7,620	15,000	839,067
Eleni Beyko	350,000	210,000	771,487	7,813	15,000	1,354,300
Christopher G. Gunsten	—	—	—	—	—	—
David J. Johanson	—	—	—	—	—	—

termination FOLLOWING A CHANGE IN CONTROL

In the case of a Change in Control in which the awards are not assumed, PSUs will accelerate and vest based on either actual or targeted performance, as the case may be. RSUs will not accelerate automatically, but the Compensation Committee may elect, in its sole discretion, to accelerate vesting.

NAME	BASE SALARY	ANNUAL INCENTIVE (a)	LONG-TERM INCENTIVES (b)	HEALTH BENEFITS (c)	OUTPLACEMENT (d)	TOTAL: (e)
Lasse J. Petterson	1,570,000	785,000	1,568,786	29,793	—	3,953,579
Scott L. Kornblau	543,750	304,500	380,052	24,145	—	1,252,447
Vivienne R. Schiffer	500,000	220,000	236,659	7,620	—	964,279
Eleni Beyko	437,500	210,000	240,876	7,813	—	896,189
Christopher G. Gunsten	—	—	—	—	—	—
David J. Johanson	—	—	—	—	—	—

DeATH OR DISABILITY

NAME	BASE SALARY	ANNUAL INCENTIVE (a)	LONG-TERM INCENTIVES (b)	HEALTH BENEFITS (c)	OUTPLACEMENT (d)	TOTAL:
Lasse J. Petterson	—	—	3,905,587	—	—	3,905,587
Scott L. Kornblau	—	—	1,336,105	—	—	1,336,105
Vivienne R. Schiffer	—	—	473,334	—	—	473,334
Eleni Beyko	—	—	1,057,759	—	—	1,057,759
Christopher G. Gunsten	—	—	381,404	—	—	381,404
David J. Johanson	—	—	387,656	—	—	387,656

Notes:

a)
Under the employment agreement for Mr. Petterson, Mr. Petterson receives (i) 100% of his target annual incentive and (ii) the pro rata portion of his actual annual incentive compensation and SSP benefits earned through the termination date, in the case of termination without cause or resignation due to good reason. For a termination following a change in control, Mr. Petterson receives (i) two times the average of his target annual incentive over the three-year period preceding his termination and (ii) the pro rata portion of his actual annual incentive. As the performance period for Mr. Petterson’s annual incentive is the fiscal year, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits. Under the respective employment agreements, for Mr. Kornblau, Ms. Schiffer and Ms. Beyko, he or she will receive a pro rata percentage of his or her target annual incentive and SSP benefits in the case of a termination without cause or resignation for good reason and 100% of his or her target annual incentive in the case of such termination of employment following a change in control.
b)
Represents the value of unvested long-term incentives calculated by multiplying the number of unvested RSUs plus earned but unvested PSUs held by each named executive officer by the $7.68 per share closing price of our stock on the NASDAQ Global Select Market on December 29, 2023. As of December 31, 2023, Mr. Petterson would have received, (i) with respect to his outstanding RSU awards, 18 months of vesting credit for a termination without cause or resignation due to good reason and full vesting credit for a termination due to death or disability or a termination without cause or resignation due to good reason, in each case, within 12 months following non-renewal by the Company or 24 months after a change in control, and (ii) with respect to his outstanding PSU awards, the number of shares earned during the

Great Lakes Dredge & Dock Corporation	43	2024 Proxy Statement

one-year performance period during which such termination occurs, based on actual performance, in the event of a termination of his employment due to death or disability. As of December 31, 2023, Mr. Kornblau, Ms. Schiffer and Ms. Beyko would have received (i) with respect to their outstanding RSU awards, 12 months of vesting credit for a termination without cause or resignation for good reason, continued vesting credit for the duration of the applicable vesting periods for a termination without cause or resignation for good reason following non-renewal by the Company, and full vesting for a termination without cause or resignation for good reason following a change in control or as a result of death or disability, and (ii) with respect to their outstanding PSU awards, the number of shares earned during the one-year performance period during which such termination occurs, based on actual performance, in the event of a termination of their employment due to death or disability. None of the named executive officers were eligible for retirement vesting as of December 31, 2023.
c)
In the event of a termination without cause or resignation due to good reason, Mr. Kornblau, Ms. Schiffer and Ms. Beyko are entitled to continued coverage under the Company’s medical and dental plans for up to 12 months (24 months in the event of a termination following a change in control in the case of Mr. Petterson) following the termination date.
d)
Mr. Kornblau, Ms. Schiffer and Ms. Beyko are also entitled to payment of outplacement services of up to $15,000 provided such services are rendered within one year of his or her termination without cause or resignation for good reason.
e)
Under the terms of the named executive officers’ employment agreements, if the payments and benefits to the named executive officers under the agreements would subject the named executive officers to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the named executive officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the employment agreements.

CEO Pay Ratio

BACKGROUND

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Form and Consumer Protection Act, and in accordance with the adoption of Item 402(u) of Regulation S-K, the SEC requires the disclosure of our CEO to median employee pay ratio.

To understand this disclosure, we think it is important to give context to our operations. Our corporate headquarters are located in Houston, Texas, and we operate dredges, vessels and ancillary equipment to perform dredging projects domestically and internationally.

IDENTIFICATION OF MEDIAN EMPLOYEE

We selected December 31, 2023 as the date on which to determine our median employee. As of that date, we had approximately 997 employees, including our CEO. For purposes of identifying the median employee, we considered all domestic employees and international employees, whether employed on a full-time, part-time, or seasonal basis, but excluding our CEO.

We identified the median employee by examining the 2023 total wages and incentives less non-taxable compensation for all individuals, excluding our CEO, who were employed by the Company on December 31, 2023, the last day of the Company’s fiscal year. To provide a more uniform comparison between domestic and international employees, we excluded from the consistently applied compensation measure allowances for housing, subsistence, safety bonuses, and transportation provided for employees working in the Middle East. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2023.

Other than as described above, we did not make any assumptions, adjustments, or estimates with respect to compensation, and we did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2023. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table for the Year Ended December 31, 2023 on page 38 with respect to each of the named executive officers.

RATIO

For fiscal year 2023:

•	The median of the annual total compensation of all of our employees, other than Mr. Petterson, was $102,194.
•	Mr. Petterson’s annual total compensation was $3,217,764.

Based on this information, the ratio of the annual total compensation of Mr. Petterson to the median of the annual total compensation of all employees is estimated to be 31 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Great Lakes Dredge & Dock Corporation	44	2024 Proxy Statement

pay-versus-performance

			AVERAGE SUMMARY	AVERAGE	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (4)
YEAR(1)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO ($)(2)	COMPENSATION ACTUALLY PAID TO PEO ($)(3)	COMPENSATION TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS ($)(2)	COMPENSATION ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS ($)(3)	TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(5)	NET INCOME ($ IN MM)	ADJUSTED EBITDA ($ IN MM) (6)
2023	3,217,764	3,742,351	967,579	1,121,492	67.8	259.4	13.9	75.3
2022	3,801,960	(307,784)	899,163	308,911	52.5	152.7	(34.1)	17.0
2021	3,103,804	3,587,147	1,125,138	1,114,133	138.8	160.2	49.4	127.4
2020	3,300,791	5,711,252	1,226,647	1,571,869	116.2	133.8	66.1	151.1

(1)
Lasse J. Petterson served as the Company’s principal executive officer (“PEO”) for the entirety of 2020, 2021, 2022 and 2023 and the Company’s other named executive officers for the applicable years were as follows:
-
2023: Eleni Beyko; Christopher G. Gunsten; David J. Johanson; Scott L. Kornblau; and Vivienne R. Schiffer.
-
2022: Eleni Beyko; Scott L. Kornblau; Vivienne R. Schiffer; David E. Simonelli; and James J. Tastard.
-
2021: Scott L. Kornblau; Mark W. Marinko; Vivienne R. Schiffer; David E. Simonelli; and James J. Tastard.
-
2020: Mark W. Marinko; David E. Simonelli; James J. Tastard; William H. Hanson; Kathleen M. LaVoy; and Annette W. Cyr.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Petterson and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the named executive officers for the applicable year other than Mr. Petterson.

(3)
To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Petterson and for the average of the other named executive officer is set forth following the footnotes to this table.

(4)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)
The TSR Peer Group consists of Ameresco, Inc., Argan, Inc., Badger Daylighting Infrastructure Solutions Ltd., Construction Partners, Inc., Helix Energy Solutions Group, Inc., Helmerich & Payne, Inc., Hill International, Inc., IES Holdings, Inc., Infrastructure and Energy Alternatives, Inc., Limbach Holdings, Inc., Logistec Corporation, Matrix Service Company, Mistras Group, Inc., MYR Group Inc., NV5 Global, Inc., Oceaneering International, Inc., Orion Group Holdings, Inc., Sterling Construction Company, Inc., Team, Inc. and Tidewater Inc.
(6)
As noted in the CD&A, for 2023, the Compensation Committee determined that Adjusted EBITDA continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in the Company’s 2023 annual incentive compensation program and 2023 PSUs. Adjusted EBITDA is a non-GAAP financial measure that represents net income excluding certain items which we do not believe are indicative of our ordinary results of operations. A reconciliation of Adjusted EBITDA is provided in Appendix A, with Adjusted EBITDA for incentive purposes further adjusted to exclude the write-down for unbudgeted decommissioning vessels and equipment, unbudgeted financial and legal advisors for strategic initiatives, unbudgeted sale and lease-back of scows and other major equipment.

reconciliation of compensation actually paid adjustments

YEAR	TOTAL COMPENSATION REPORTED IN SUMMARY COMPENSATION TABLE	(MINUS) VALUE OF STOCK AWARDS REPORTED	PLUS YEAR-END FAIR VALUE OF OUTSTANDING AND UNVESTED STOCK AWARDS GRANTED IN FISCAL YEAR	PLUS/(MINUS) CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED STOCK AWARDS GRANTED IN PRIOR FISCAL YEARS	PLUS FAIR VALUE AT VESTING OF STOCK AWARDS GRANTED AND VESTED DURING FISCAL YEAR	PLUS/(MINUS) CHANGE IN FAIR VALUE OF STOCK AWARDS GRANTED IN PRIOR FISCAL YEARS AND VESTED DURING FISCAL YEAR	(MINUS) PRIOR YEAR-END FAIR VALUE OF STOCK AWARDS GRANTED IN PRIOR FISCAL YEAR AND WERE FORFEITED DURING FISCAL YEAR	COMPENSATION ACTUALLY PAID
	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)
Lasse J. Petterson
2023	3,217,764	(1,570,000)	2,345,841	293,458	—	(6,231)	(538,481)	3,742,351
2022	3,801,960	(2,971,996)	1,132,981	(731,570)	—	(113,768)	(1,425,391)	(307,784)
2021	3,103,804	(1,366,286)	1,033,610	454,725	—	1,176,741	(815,447)	3,587,147
2020	3,300,791	(1,160,000)	3,222,199	368,870	—	115,069	135,677	5,711,252
Average other named executive officer(h)
2023	967,579	(331,276)	471,439	39,956	—	(985)	(25,221)	1,121,492
2022	899,163	(500,712)	189,048	(108,345)	—	(26,446)	(143,798)	308,911
2021	1,125,138	(406,642)	400,649	55,170	—	45,478	(105,660)	1,114,133
2020	1,226,647	(206,647)	521,995	44,331	—	8,095	(22,552)	1,571,869
(a)
Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the Average Other Named Executive Officers, amounts shown represent averages.
(b)
Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)
Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(d)
Represents the change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the applicable named executive officer as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f)
Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g)
Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)
See footnote 1 above for the named executive officers included in the average for each year.

PERFORMANCE MEASURES USED TO LINK COMPANY PERFORMANCE AND COMPENSATION ACTUALLY PAID TO THE NEOS

The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Compensation Committee to link compensation actually paid to the named executive officers for 2023. Please see the “CD&A” for a further description of the metrics used in the Company’s executive compensation program.

•
Adjusted EBITDA
•
Adjusted EBIT

Great Lakes Dredge & Dock Corporation	45	2024 Proxy Statement

•
Earnings per Share
•
Stock Price

reLATIONSHIP BETWEEN PAY AND PERFORMANCE

We believe the compensation actually paid in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our 2023 annual incentive compensation program and 2023 long-term incentive awards, including our Adjusted EBITDA performance.

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•
the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•
the Company’s Net Income; and
•
the Company Selected Measure, which for the Company is Adjusted EBITDA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and Company Net Income

Great Lakes Dredge & Dock Corporation	46	2024 Proxy Statement

CAP and Company Adjusted EBITDA

Great Lakes Dredge & Dock Corporation	47	2024 Proxy Statement

PROPOSAL 3:

Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, the Board provides stockholders with the opportunity to cast an annual advisory vote to approve executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2023 executive compensation program and policies for the named executive officers, as follows:

Resolved, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the company's named executive officers, as described in the compensation discussion and analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the company's 2024 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

We are required to hold the advisory vote on executive compensation at least once every three years. At the Company’s 2023 Annual Meeting of Stockholders, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Board determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve short-term and long-term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests.

The Compensation Committee and the Board believe our executive compensation program is effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. We believe that our commitment to align executive compensation with Company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last 12 months. For example, under our Executive Leadership Annual Incentive Program, annual incentive payouts are primarily determined based on our Adjusted EBITDA. The formulaic annual incentive payouts to individuals may be adjusted based on the Compensation Committee’s assessment of individual performance achievements. In addition, the Compensation Committee grants PSUs to certain executives that are only earned upon achievement of performance goals. Because these performance goals were not achieved, PSUs granted in 2021 and 2022 were forfeited. In 2023, the Company performance exceeded target and, therefore, the PSUs based on 2023 financial performance earned between the target and maximum level.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our executive compensation policies and procedures implement our executive compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making executive compensation decisions for our named executive officers. The Compensation Committee, which is composed of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our 2023 Annual Meeting of Stockholders, approximately 92% of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation of our named executive officers. The Compensation Committee believes that this vote represents strong stockholder support of the Company’s approach to executive compensation.

Vote Required and Recommendation

Adoption of this resolution will require the affirmative vote of the majority of the shares present at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter, and therefore, will have the effect of a vote against the proposed resolution.

The Board of Directors recommends a vote "FOR" adoption of the resolution approving the compensation of our named executive officers, as described in the compensation discussion and analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

Great Lakes Dredge & Dock Corporation	48	2024 Proxy Statement

Introduction to Proposals Related to the Amendments to or Amendment and Restatement of the Company's Certificate of Incorporation

Our Company is committed to effective corporate governance in order drive long-term performance and increase value for our stockholders. As part of their regular review of our corporate governance policies and practices, the Board has determined that it is advisable and in the best interests of the Company and our stockholders to amend and restate our Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") to revise, modernize and update the certificate.

We are proposing certain revisions to our Certificate of Incorporation to modernize it in line with current best practices and law. Our Certificate of Incorporation has not been revised since 2006, while our industry and the Company have changed significantly in that time period. We believe that each of our proposed enhancements would benefit the Company and our stockholders. We are seeking stockholder approval at our Annual Meeting to amend our Certificate of Incorporation: (i) to declassify the Board (Proposal 4), (ii) to increase the number of authorized shares of the Company’s common stock from 90,000,000 shares to 170,000,000 shares (Proposal 5), (iii) to include the exculpation of the Company’s officers given recent changes to Delaware law (Proposal 6), (iv) to clarify certain provisions relating to Maritime Laws (as defined below) applicable to the Company (Proposal 7), and (v) to remove the corporate opportunity waiver (Proposal 8). We are also proposing to amend and restate our Certificate of Incorporation to integrate any and all amendments approved at our Annual Meeting into a single document, and to make certain changes to clarify, eliminate or update outdated provisions and to modernize our Certificate of Incorporation (Proposal 9).

The Board has unanimously approved each of the following proposals to amend or amend and restate, as applicable, our Certificate of Incorporation (collectively, the "Charter Proposals"):

•	Proposal 4: to approve an amendment to the Certificate of Incorporation to declassify the Board;
•	Proposal 5: to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 90,000,000 shares to 170,000,000 shares;
•	Proposal 6: to approve an amendment to the Certificate of Incorporation to include the exculpation of officers given recent changes to Delaware law;
•	Proposal 7: to approve an amendment to the Certificate of Incorporation to clarify certain provisions relating to Maritime Laws;
•	Proposal 8: to approve an amendment to the Certificate of Incorporation to remove the corporate opportunity waiver; and
•	Proposal 9: to approve the amendment and restatement of the Certificate of Incorporation to clarify, eliminate or update outdated provisions and modernize the Certificate of Incorporation.

We propose to amend and restate our Certificate of Incorporation, as described in Proposal 9, to integrate the amendments described in the Charter Proposals, to the extent approved by stockholders, into a single document (the "New Certificate"). If our stockholders approve the amendments described in each of the Charter Proposals, we intend to file the New Certificate with the Secretary of State of the State of Delaware shortly following the Annual Meeting. The full text of the New Certificate is attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals. If our stockholders approve Proposal 9 to amend and restate our Certificate of Incorporation, but they do not approve each of the other Charter Proposals, then we intend to modify the New Certificate to exclude any Charter Proposal not approved prior to filing the New Certificate with the Secretary of State of the State of Delaware. If our stockholders do not approve Proposal 9 to amend and restated our Certificate of Incorporation, but they do approve one or more of the other Charter Proposals, then we intend to effect such amendments by filing one or more amendments to our Certificate of Incorporation (each, a "Charter Amendment") with the Secretary of State of the State of Delaware. Each of the proposed changes described in the Charter Proposals, if approved by our stockholders, will be effective upon the filing of the New Certificate or a Charter Amendment, as applicable, with the Secretary of State of the State of Delaware.

Great Lakes Dredge & Dock Corporation	49	2024 Proxy Statement

proposal. 4:
Amendment to the Company's Certificate of Incorporation to Declassify the Board of Directors

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to phase out the Company’s current classified Board structure. If approved, this amendment will ultimately result in all directors standing for election annually for one-year terms. Our Board has determined that such an amendment is advisable and in the best interests of the Company and our stockholders.

The Proposed Amendment

Our Certificate of Incorporation currently provides in Article Six, Section 3 that the Board is divided into three classes, with members of each class serving for staggered three-year terms. Our proposed amendment to Article Six, Section 3 would eliminate the classified board structure and provide for the annual election of directors, to be phased out as follows: (1) at the 2024 Annual Meeting, stockholders will have the opportunity to vote on this Proposal 4 to amend our Certificate of Incorporation to implement the phase out of the Company’s current classified Board structure; (2) if this Proposal 4 is approved at the 2024 Annual Meeting, then the directors to be elected at the 2025 annual meeting of our stockholders and at annual meetings thereafter will be elected to one-year terms expiring at the next respective annual meeting; and (3) directors who were elected prior to the 2025 annual meeting of stockholders would serve out their remaining terms, including that the directors standing for election at the 2024 Annual Meeting would serve out their full three-year terms expiring at the 2027 annual meeting of our stockholders. As a result, beginning with the election of directors at the 2027 annual meeting of our stockholders, all directors will be elected for one-year terms and the classification of the Board will terminate.

Our Certificate of Incorporation also currently provides in Article Six, Section 4 that directors may be removed only for cause. However, Delaware law provides that the directors of a corporation without a classified board may be removed with or without cause. In order to conform to Delaware law, this Proposal 4 also provides that any director elected to a one-year term may be removed with or without cause upon the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class.

This general description of the amendment is qualified in its entirety by reference to the text of the amendment, which can be found in Article Six, Sections 3 and 4 of the New Certificate, attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

Reasons for Amendment

The Board periodically reviews our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its stockholders. While we believe our current classified Board structure has served our stockholders extraordinarily well by providing stability and continuity in the leadership of the business and affairs of the Company, our Board, having heard our stockholders’ preferences expressed through our engagement with them and recognizing the benefit of providing stockholders an annual opportunity to express in a meaningful way their views on the performance of all our directors, has determined that it is in the best interests of the Company and our stockholders at this time to transition to a declassified Board structure. Additionally, following the initial announcement of our move towards a declassified Board structure, we heard from a number of stockholders who conveyed their positive reactions to this governance change.

For the reasons discussed above, the Board has determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described in this Proposal 4.

Effectiveness

If our stockholders approve this Proposal 4, the changes described in this section will become legally effective upon the filing of the New Certificate or a Charter Amendment, as applicable, with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 4, the New Certificate will be modified accordingly and the changes described in this section will not be made. The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals.

Vote Required and Recommendation

Approval of this Proposal 4 will require the affirmative vote of the majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this Proposal 4.

The Board of Directors recommends a vote "FOR" the amendment to the Company’s certificate of incorporation to declassify the Board of Directors.

Great Lakes Dredge & Dock Corporation	50	2024 Proxy Statement

Proposal 5:

Amendment to the Company's Certificate of Incorporation to Increase the Number of Authorized Shares of the Company's Common Stock from 90,000,000 Shares to 170,000,000 Shares

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 90,000,000 shares to 170,000,000 shares. Our Board has determined that such an amendment is advisable and in the best interests of the Company and our stockholders.

The Proposed Amendment

Our Certificate of Incorporation currently has 90,000,000 shares of common stock authorized in Article Four, Section 1. Our proposed amendment to Article Four, Section 1 would increase the number of our authorized shares of common stock from 90,000,000 to 170,000,000. The amendment would not change the number of authorized shares of our preferred stock. This general description of the amendment is qualified in its entirety by reference to the text of the amendment, which can be found in Article Four, Section 1 of the New Certificate, attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

Reasons for Amendment

We currently have 90,000,000 shares of common stock authorized for issuance. As of the record date, there were 66,736,078 shares of our common stock issued and outstanding, 65,127 shares of our common stock reserved for future issuance under outstanding non-qualified stock options, 837,143 shares of our common stock subject to unvested time-based restricted stock units, 2,995,153 shares of our common stock reserved for future issuance pursuant to future awards under the 2021 LTIP, and zero shares held in treasury. Accordingly, as of the record date, approximately 19,366,499 shares of our common stock remained authorized, unissued and available for general corporate purposes.

Our Board believes it is desirable for the Company to have a sufficient number of shares of common stock available, as the occasion may arise, for possible future financings or acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of holding a special stockholders’ meeting.

Our Board will determine whether, when and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of additional shares of common stock authorized under our Certificate of Incorporation, either in its current form or as further amended by this proposal, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the NASDAQ Marketplace Rules or the rules of any other stock market or exchange on which our common stock may then be listed.

The additional shares of our common stock, if issued, would have the same rights and privileges as the existing shares of our common stock. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock, and (unless such issuance was pro rata among existing stockholders) our existing stockholders’ percentage ownership of our common stock would be diluted accordingly.

We have, at this time, no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to this proposed increase in the number of authorized shares, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose.

Effectiveness

If our stockholders approve this Proposal 5, the changes described in this section will become legally effective upon the filing of the New Certificate or a Charter Amendment, as applicable, with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 5, the New Certificate will be modified accordingly and the changes described in this section will not be made. The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals.

Vote Required and Recommendation

Approval of this Proposal 5 will require the affirmative vote of the majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this Proposal 5.

The Board of Directors recommends a vote "FOR" the amendment to the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s common stock from 90,000,000 shares to 170,000,000 shares.

Great Lakes Dredge & Dock Corporation	51	2024 Proxy Statement

proposal 6:
Amendment to the Company's Certificate of Incorporation to Include the Exculpation of Officers Given Recent Changes to Delaware Law

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to provide for the exculpation of certain of the Company’s officers from liability to the fullest extent permitted by Delaware law. Our Board has determined that such an amendment is advisable and in the best interests of the Company and our stockholders.

The Proposed Amendment

The State of Delaware, which is the Company’s state of incorporation, enacted legislation effective August 1, 2022 that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). As part of its continuing review of our corporate governance standards and practices, the Board concluded that the current exculpation provision in our Certificate of Incorporation should be updated to reflect these recent amendments to the DGCL. Accordingly, our Board is proposing to amend the Certificate of Incorporation to provide for the exculpation of certain of the Company’s officers from liability to the fullest extent permitted by Delaware law, primarily to ensure we remain able to attract and retain the most qualified officers.

Our Certificate of Incorporation currently provides only for the exculpation of directors in Article Eight. Our proposed amendment to Article Eight extends this protection to certain officers as now permitted by the DGCL. This general description of the amendment is qualified in its entirety by reference to the text of the amendment, which can be found in Article Eight of the New Certificate, attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

Reasons for Amendment

The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders' interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

The nature of the role of officers frequently requires them to make decisions on crucial matters, and often such decisions must be made in response to time-sensitive opportunities and challenges. As a result, officers, like directors, are exposed to a substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, regardless of merit. The amendment proposed in this Proposal 6 would serve to better enable our officers to exercise their business judgment in furtherance of the interests of our stockholders and other stakeholders while minimizing the potential for distraction posed by frivolous lawsuits and the risk of financial ruin as a result of an unintentional misstep.

We expect that many of our peers incorporated in Delaware will adopt exculpation clauses that limit the personal liability of officers in their Certificates of Incorporation, and a failure to adopt the proposed amendment could impact our recruitment and retention of exceptional officer candidates who may conclude that, without the protection of exculpation, the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company. This Proposal 6 is not being put forward in response to any specific resignation, threat of resignation or refusal to serve by any director or officer.

For the reasons stated above and taking into account the narrowed type of claims for which officers’ liability would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders in terms of the increased ability to attract and retain talented officers, the Board has recommended the proposed amendment to provide such exculpation to the extent permitted by Delaware law. The Board determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described in this Proposal 6.

Effectiveness

If our stockholders approve this Proposal 6, the changes described in this section will become legally effective upon the filing of the New Certificate or a Charter Amendment, as applicable, with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 6, the New Certificate will be modified accordingly and the changes described in this section will not be made. The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals.

Vote Required and Recommendation

Approval of this Proposal 6 will require the affirmative vote of at least 66 2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this Proposal 6.

The Board of Directors recommends a vote "FOR" the amendment to the Company’s certificate of incorporation to include the exculpation of officers given recent changes to Delaware law.

Great Lakes Dredge & Dock Corporation	52	2024 Proxy Statement

proposal 7:
Amendment to the Company's Certificate of Incorporation to Clarify Certain Provisions Relating to Maritime Laws

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to clarify certain provisions therein required by United States laws governing the ownership, documentation and operation of United States documented vessels with coastwise trade endorsements, including 46 U.S.C. Chapter 551 (including, but not limited to the Jones Act, the Dredge Act, the Towing Vessel Act and the Passenger Vessel Services Act), 46 U.S.C. Chapter 121 and 46 U.S.C. § 50501 (collectively, the “Maritime Laws”). Our Board has determined that such an amendment is advisable and in the best interests of the Company and our stockholders.

The Proposed Amendment

As part of its continuing review of our corporate governance standards and practices, the Board concluded that the current provisions of our Certificate of Incorporation relating to Maritime Laws should be updated to further clarify the application of Maritime Laws to the Company. If our stockholders approve this Proposal 7, the Company intends to amend the Certificate of Incorporation in accordance with the below summary of the changes to the Certificate of Incorporation:

•	Article Five, Section 1 – Clarifying how the Maritime Laws may be applicable to the business of the Company.
•

Article Five, Section 6(a) – Clarifying under what circumstances the Company may redeem shares to prevent the beneficial ownership by Non-U.S. Citizens from exceeding the Permitted Percentage (as such terms are defined in the Certificate of Incorporation).

•	Article Five, Section 11, Definition of “Coastwise Laws” – Adding a specific definition of Coastwise Laws for ease of understanding.
•	Article Five, Section 11, Definition of “Maritime Laws” – Updating the definition of Maritime Laws to more closely reflect all such laws that are applicable to the Company.
•	Article Five, Section 11, Definition of “U.S. Citizen” – Updating the definition of U.S. Citizen to spell out a reference to the United States.
•

Article Six, Section 2 – Expressly stating the requirement, as is required by the Maritime Laws, that the Chairperson of the Board be a U.S. Citizen and refining the qualification process of a potential Non-U.S. Citizen director.

•

Article Six, Section 4, final sentence – Clarifying the procedures to be followed in the event that the proportion of Non-U.S. Citizen directors exceeds the proportion permitted by the Certificate of Incorporation.

This general description of the proposed amendment is qualified in its entirety by reference to the text of the amendment, which can be found in Article Five, Section 1; Article Five, Section 6; Article Five, Section 11; Article Six, Section 2; and Article Six, Section 4 (final sentence) of our proposed New Certificate, attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

Reasons for Amendment

The Maritime Laws impose certain restrictions on the Company relating to the ownership and operation of vessels engaged in the United States coastwise trade. The Company views compliance with the Maritime Laws to be vitally important to its continuing operation and success. A failure to comply with the Maritime Laws could result in the Company being prohibited from operating our vessels in the United States market and, in certain circumstances, severe penalties, such as the permanent loss of United States dredging rights for our vessels. While many of the requirements of the Maritime Laws are already included in our Certificate of Incorporation, the revisions described in this proposal will implement certain safeguards to assist us in maintaining our status as a United States citizen under the Maritime Laws. The Board believes that such changes are in the best interest of the Company to ensure we maintain our current status under the Maritime Laws and that our Certificate of Incorporation facilitates us doing so. The Board has determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described in this Proposal 7.

Effectiveness

If our stockholders approve this Proposal 7, the changes described in this section will become legally effective upon the filing of the New Certificate or a Charter Amendment, as applicable, with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 7, the New Certificate will be modified accordingly and the changes described in this section will not be made. The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals.

Vote Required and Recommendation

Approval of this Proposal 7 will require the affirmative vote of the majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this Proposal 7.

The Board of Directors recommends a vote "FOR" the amendment to the Company’s certificate of incorporation to clarify certain provisions relating to Maritime Laws.

Great Lakes Dredge & Dock Corporation	53	2024 Proxy Statement

proposal. 8:
Amendment to the Company's Certificate of Incorporation to Remove the Corporate Opportunity Waiver

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to remove the corporate opportunity waiver contained therein. Our Board has determined that such an amendment is advisable and in the best interests of the Company and our stockholders.

The Proposed Amendment

Article Eleven of our Certificate of Incorporation currently includes a waiver of the “corporate opportunity” doctrine to the fullest extent permitted under the DGCL. Our proposed amendment would delete Article Eleven in its entirety and, therefore, remove the Company’s waiver of the corporate opportunity doctrine. This general description of the amendment is qualified in its entirety by reference to the text of the amendment, which can be found in Article Eleven of the New Certificate, attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

Reasons for Amendment

Directors and officers of a corporation owe a duty of loyalty to their company, which requires that they act at all times in the best interests of the corporation. One manifestation of the duty of loyalty recognized by Delaware law is the corporate opportunity doctrine. This doctrine prohibits an officer or director from diverting a corporate opportunity away from the company and utilizing that opportunity for him or herself. Under Delaware law, several factors are considered to determine if a business opportunity is a corporate opportunity that should have been presented to the corporation, including, but not limited to, whether the corporation has an interest and expectancy in the opportunity and whether the opportunity is in the same line of business as the corporation.

Section 122(17) of the DGCL expressly permits Delaware corporations, such as the Company, to waive the application of the corporate opportunity doctrine, which the Company has done in Article Eleven of our Certificate of Incorporation. This waiver effectively renounces any interest or expectancy of the corporation in corporate opportunities that are presented to its officers and directors. The Company believes that, while the waiver of the corporate opportunity doctrine in Article Eleven may have been appropriate when it was initially included in our Certificate of Incorporation in 2006, at this time it is in the best interest of the Company and our stockholders to remove the waiver from our Certificate of Incorporation. The removal of the corporate opportunity waiver will strengthen the duty of loyalty owed by our directors and officers to the Company under Delaware law.

Our Board believes the provisions contained in Article Eleven of our Certificate of Incorporation may have been appropriate in previous periods of the Company’s history when there was an individual significant owner of our common stock. However, given that the Company has significantly matured and our stockholders have diversified, our Board believes that this provision is no longer appropriate. As such, the Board recommends that Article Eleven be eliminated from our Certificate of Incorporation to remove the waiver of the corporate opportunity doctrine. The Board has determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described in this Proposal 8.

Effectiveness

If our stockholders approve this Proposal 8, the changes described in this section will become legally effective upon the filing of the New Certificate or a Charter Amendment, as applicable, with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 8, the New Certificate will be modified accordingly and the changes described in this section will not be made. The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals.

Vote Required and Recommendation

Approval of this Proposal 8 will require the affirmative vote of at least 66 2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this Proposal 8.

The Board of Directors recommends a vote "FOR" the amendment to the Company’s certificate of incorporation to remove the corporate opportunity waiver.

Great Lakes Dredge & Dock Corporation	54	2024 Proxy Statement

proposal 9:
Amendment and Restatement of the Company's Certificate of Incorporation to Clarify, Eliminate or Update Outdated Provisions and Modernize the Company's Certificate of Incorporation

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment and restatement of our Certificate of Incorporation to integrate any and all amendments approved at this Annual Meeting into a single document, and to make various miscellaneous changes to clarify, eliminate or update outdated provisions and modernize the Certificate of Incorporation, as described below. Our Board has determined that such an amendment and restatement is advisable and in the best interests of the Company and our stockholders.

The Proposed Amendment

If our stockholders approve this Proposal 9, the Company intends to amend and restate the Certificate of Incorporation to combine into one document each of the amendments contemplated by the Charter Proposals that are approved by our stockholders and to make largely technical, clarifying and modernizing changes to the Certificate of Incorporation. Below is a summary of the changes to the Certificate of Incorporation proposed pursuant to this Proposal 9 in addition to the consolidation of the Certificate of Incorporation into a single document:

•

Title, Introduction and Article One – Updating to refer to the current name of the Company, Great Lakes Dredge & Dock Corporation, as well as other clean-up and explanatory changes as set forth therein.

•	Article Four, Section 2 – Streamlining references to the certificate itself to clarify that it will be the Second Amended and Restated Certificate of Incorporation of the Company.
•

Article Six, Section 1 – Removing outdated references to that certain Investor Rights Agreement, dated on or about December 26, 2006, by and among Aldabra Acquisition Corporation (and assigned to, and assumed by, the Company in connection with the merger of Aldabra Acquisition Corporation with and into a subsidiary of the Company) and certain of its stockholders, as all special director appointment rights granted to certain stockholders thereunder have expired pursuant to the terms of such agreement.

•

Article Six, Section 4, first sentence – Removing outdated references to rights specific to a former significant stockholder of the Company that were conditioned on such holder maintaining at least 25% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors (voting together as a single class).

•

Article Six, Section 6 – Removing outdated references to rights specific to a former significant stockholder of the Company that were conditioned on such holder maintaining at least 25% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors (voting together as a single class).

•

Article Six, Section 7 – Removing the section titled “Directors with More Than One Vote” in its entirety, given that such section was specific to a former significant stockholder of the Company and was conditioned on such holder maintaining at least 50% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors (voting together as a single class).

•	Article Seven – Expressly stating that Article Seven has been reserved, as it was previously skipped in its entirety.
•	Article Nine, Section 1 – Replacing the word "he" with "he or she".
•	Article Nine, Section 4 – Replacing the word "he" with "he or she".
•

Article Ten – Removing outdated references to rights specific to a former significant stockholder of the Company that were conditioned on such holder maintaining at least 25% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors (voting together as a single class).

This general description of the proposed amendment and restatement is qualified in its entirety by reference to the text of the amendment, which can be found at the Article and Section citations noted above on our proposed New Certificate, attached hereto as Appendix B, with proposed additions marked in underline and proposed deletions marked with a strikethrough.

Reasons for Amendment

Our Certificate of Incorporation has not been amended and restated since 2006 and currently includes many provisions and references that are no longer applicable to the Company. We believe the changes described in this Proposal 9 would streamline and clarify the Certificate of Incorporation to make it easier for stockholders and other stakeholders to read and understand, modernize the document to include only relevant and applicable references, and align it more closely with relevant Delaware law.

Effectiveness

If our stockholders approve this Proposal 9, the changes described in this section will become legally effective upon the filing of the New Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 9, the changes described in this section will not be made.

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We propose to amend and restate the Certificate of Incorporation, as described in this Proposal 9, to integrate the amendments described in the Charter Proposals, to the extent approved by stockholders, into the New Certificate. If our stockholders approve the amendments described in each of the Charter Proposals, we intend to file the New Certificate with the Secretary of State of the State of Delaware, the full text of which is attached hereto as Appendix B.

The approval of any one of the Charter Proposals is not conditioned upon approval of any of the other Charter Proposals. If our stockholders approve this Proposal 9 to amend and restate our Certificate of Incorporation, but they do not approve each of the other Charter Proposals, then we intend to modify the New Certificate to exclude any Charter Proposal not approved prior to filing the New Certificate with the Secretary of State of the State of Delaware. If our stockholders do not approve this Proposal 9 to amend and restate our Certificate of Incorporation, but they do approve one or more of the other Charter Proposals, then we intend to effect such amendments by filing one or more Charter Amendments with the Secretary of State of the State of Delaware.

Vote Required and Recommendation

Approval of this Proposal 9 will require the affirmative vote of at least 66 2/3% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as a vote against this Proposal 9.

The Board of Directors recommends a vote "FOR" the amendment and restatement of the Company’s certificate of incorporation to clarify, eliminate or update outdated provisions and to modernize the Company’s certificate of incorporation.

Great Lakes Dredge & Dock Corporation	56	2024 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2023 and 2024 to date, except for certain delinquent filings that the company disclosed in last year's Proxy Statement, one Form 4 for Ms. Beyko filed 596 days late (one transaction), and one Form 4 for Mr. Petterson filed 596 days late (one transaction).

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Security Ownership of Certain Beneficial Owners and Management

The following table is based on 66,736,078 shares of common stock outstanding as of the record date, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person who we know to own beneficially more than five percent of the outstanding shares of our common stock;
•	each of our directors, director nominees and named executive officers; and
•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	BENEFICIALLY OWNED
	NUMBER OF SHARES OF COMMON STOCK %(#)	PERCENTAGE OF COMMON STOCK (%)
BlackRock, Inc.(1)	7,403,096	11.1
AllianceBernstein L.P.(2)	4,603,700	6.9
Prudential Financial, Inc.(3)	4,304,824	6.5
Jennison Associates LLC(3)	4,299,418	6.4
Dimensional Fund Advisors LP(4)	4,356,468	6.5
Harvey Partners, LLC(5)	3,419,000	5.1
The Vanguard Group(6)	3,364,913	5.0
Eleni Beyko(7)(8)	42,622	—
Christopher G. Gunsten(7)(8)	26,493	—
David J. Johanson(7)(8)	47,416	—
Scott L. Kornblau(7)(8)	34,918	—
Lasse J. Petterson(7)(8)	925,650	1.4
Vivienne R. Schiffer(7)(8)	16,216	—
Lawrence R. Dickerson(7)	88,562	—
Ryan J. Levenson(7)(9)	—	—
Kathleen M. Shanahan(7)	90,913	—
Earl L. Shipp(7)	25,826	—
Ronald R. Steger(7)	37,404	—
D. Michael Steuert(7)	78,013	—
All directors, director nominees and executive officers as a group (12 persons)	1,414,033	2.1

- Denotes less than 1%

1.

BlackRock, Inc. (“BlackRock”) may be deemed to be the beneficial owner of 7,403,096 shares of our common stock. BlackRock has the sole power to vote or direct the voting of 7,253,384 of such shares, no shared voting power, and sole power to dispose or direct the disposition of all beneficially owned shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. The information in this FN(1) was derived from a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2024 reporting ownership as of December 31, 2023.

2.

AllianceBernstein L.P. (“AllianceBernstein”) may be deemed to be the beneficial owner of 4,603,700 shares of our common stock acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AllianceBernstein has the sole power to vote or direct the voting of 4,080,736 of such shares, no shared voting power, and sole power to dispose or direct the disposition of all beneficially owned shares. The principal business address of AllianceBernstein L.P. is 501 Commerce Street, Nashville, TN 37203. The information in this FN(2) was derived from a Schedule 13G/A filed by AllianceBernstein with the SEC on February 14, 2024 reporting ownership as of December 31, 2023.

3.

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 4,299,418 shares of our common stock. Jennison has the sole power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on any Schedule 13G that may be filed by Prudential. Prudential may be deemed the beneficial owner of 4,304,824 shares of our common stock. Prudential has the sole power to vote or direct the voting of 132,237 shares, shared voting power over 4,172,587 shares, sole power to dispose or direct the disposition of 132,237 shares and shared dispositive power over 4,172,587 shares. The principal business address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017. The principal business address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777. The information in this FN(3) was derived from a Schedule 13G/A filed by Jennison with the SEC on February 9, 2024; and also from a Schedule 13G/A filed by Prudential with the SEC on February 14, 2024, each reporting ownership as of December 31, 2023.

4.

Dimensional Fund Advisors LP (“Dimensional”) may be deemed to be the beneficial owner of 4,356,468 shares of our common stock. Dimensional has sole power to vote or direct the voting of 4,281,307 of such shares, no shared voting power, and the sole power to dispose or direct the disposition of all beneficially owned shares. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries (collectively, the “Dimensional Group”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the

Great Lakes Dredge & Dock Corporation	58	2024 Proxy Statement

shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A referenced below are owned by the Funds. The Dimensional Group disclaims beneficial ownership of such securities. The principal business address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The information in this FN(4) was derived from the Schedule 13G/A filed by Dimensional with the SEC on February 9, 2024 reporting ownership as of December 29, 2023.

5.

Harvey Partners, LLC (“Harvey Partners”) may be deemed to be the beneficial owner of 3,419,000 shares of our common stock. Harvey Partners has the sole power to vote or direct the voting of all beneficially owned shares and sole power to dispose or direct the disposition of all beneficially owned shares. The principal business address of Harvey Partners, LLC is 120 White Plains Road, Suite 430, Tarrytown, NY 10591. The information in this FN(5) was derived from a Schedule 13G/A filed by Harvey Partners with the SEC on February 14, 2024 reporting ownership as of December 31, 2023.

6.

The Vanguard Group (“Vanguard”) may be deemed to be the beneficial owner of 3,364,913 shares of our common stock. Vanguard has the sole power to vote or direct the voting of no shares, sole power to dispose or direct the disposition of 3,260,007 shares, shared voting power over 40,911 shares and shared dispositive power over 104,906 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information in this FN(5) was derived from a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024 reporting ownership as of December 29, 2023.

7.	The address for each of our executive officers, director nominees and directors, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 9811 Katy Freeway, Suite 1200, Houston, TX 77024.
8.

Includes shares of common stock due to vest within 60 days of the record date for each of our named executive officers as follows: Ms. Beyko, 43,737; Mr. Gunsten, 16,331; Mr. Johanson, 16,352; Mr. Kornblau, 28,393; Mr. Petterson, 120,560; and Ms. Schiffer, 18,124.

9.

Privet Fund LP (“Privet Fund”) owns 333,888 shares of our common stock. Mr. Levenson, solely by virtue of his position as the managing member of Privet Fund Management LLC, the general partner and investment manager of Privet Fund, may be deemed to beneficially own the shares owned directly by Privet Fund. Mr. Levenson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal address of Privet Fund is 2827 Peachtree Rd., Suite 640, Atlanta, Georgia 30305.

Great Lakes Dredge & Dock Corporation	59	2024 Proxy Statement

Certain Relationships and Related Transactions

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policies and Procedures. All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing (the “Related Party Transaction Policy”). The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

	•	the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;
	•	we are a participant; and
	•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.
•	“related party” means any:
•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and Proxy Statement, even if they do not currently serve in that role, an executive officer, director or nominee for election as a director;

	•	greater than five percent (5%) beneficial owner of our common stock; or
•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. The Audit Committee has reviewed the following types of transactions and determined that each such type of transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:
•

the related compensation is required to be reported in our Proxy Statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to named executive officers; or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our Proxy Statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a named executive officer, and our Compensation Committee approved (or recommended that our Board approve) such compensation.

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•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our Proxy Statement under Item 402 of Regulation S-K.
•

Certain transactions with other companies. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of the other company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the other company’s total annual revenues.

•

Certain charitable contributions. Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits. Any transaction where the related party’s interest arises solely from the ownership of our common stock, and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

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Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2021 LTIP, and the number of securities then remaining for future issuance under the 2021 LTIP.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)		WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN A)
Equity Compensation Plans Approved By Security Holders	1,675,017	(1)	7.62	(2)	1,706,771
Equity Compensation Plans Not Approved By Security Holders	—		—		—
Total:	1,675,017	(1)	7.62	(2)	1,706,771

1.	Includes 1,609,890 shares of common stock issuable pursuant to RSUs under our 2021 plan.
2.	1,609,890 shares of common stock issuable pursuant to RSUs under our 2021 plan are not included in the calculation of weighted average exercise price.

Great Lakes Dredge & Dock Corporation	62	2024 Proxy Statement

Information About the Annual Meeting and Voting

VIRTUAL ATTENDANCE

A live audio webcast of the meeting will be available to stockholders and online access with be available beginning on May 9, 2024 at 12:30 p.m. CDT at www.virtualshareholdermeeting.com/GLDD2024. We encourage you to access the Annual Meeting prior to the start time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform login page.

To participate virtually in the Annual Meeting, including voting your shares electronically and submission of questions, you will need the 16-digit control number included on your proxy card or on your Notice. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.

Beginning 15 minutes prior to the meeting start time and throughout the meeting, you will be able to vote and submit questions to management through the virtual meeting website at: www.virtualshareholdermeeting.com/GLDD2024. Management will try to respond to questions from stockholders in the same way as the in-person option of the meeting. We do not place restrictions on the type or form of questions that may be asked; however, we reserve the right to edit or reject redundant questions or questions that we deem inappropriate. Stockholders will be limited to one question each, unless time otherwise permits.

Great Lakes’ tabulator, Broadridge Financial Solutions, Inc., will count the votes. A representative of American Election Services, LLC will act as inspector of election at the meeting. If you plan to attend the Annual Meeting and vote your street name shares online, you should contact your broker or obtain a broker’s proxy card and bring it to the Annual Meeting.

SHARES ENTITLED TO VOTE

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on the record date will be entitled to vote at the 2024 Annual Meeting. As of the record date, there were a total of 66,736,078 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

A list of stockholders entitled to notice of, and to vote at, the 2024 Annual Meeting of Stockholders and any adjournments or postponements thereof will be available for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact our Corporate Secretary by writing to our principal executive office.

QUORUM REQUIREMENT

The presence at the 2024 Annual Meeting, online or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, holders of a majority of shares of our outstanding common stock entitled to vote at the Annual Meeting and present will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

BENEFICIAL OWNERS

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us as to how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction form, you should vote your shares by following the procedures specified on the voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares online, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

DISCRETIONARY VOTING BY BROKERS

A broker non-vote occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner. Under the rules of the NYSE, brokers, trustees, or other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. Under current rules governing registered brokers, if you do not instruct your broker on how to vote, your broker will have discretionary voting power for ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the vote to amend our Certificate of Incorporation to declassify the Board (Proposal 4), the vote to amend our Certificate of Incorporation to increase the number of authorized shares of our common

Great Lakes Dredge & Dock Corporation	63	2024 Proxy Statement

stock from 90,000,000 shares to 170,000,000 shares (Proposal 5), the vote to amend our Certificate of Incorporation to reflect revisions in Delaware law regarding the exculpation of officers (Proposal 6), the vote to amend our Certificate of Incorporation to clarify certain provisions relating to Maritime Laws (Proposal 7), the vote to amend our Certificate of Incorporation to remove the corporate opportunity waiver (Proposal 8), and on the vote to amend and restate our Certificate of Incorporation to clarify, eliminate or update outdated provisions and to modernize our Certificate of Incorporation (Proposal 9) and thus, a broker non-vote may exist in connection with such proposals.

HOW TO VOTE

You can vote at the virtual Annual Meeting or in advance of the Annual Meeting by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting online.

There are three ways to vote by proxy:

•	By Telephone – You can vote by touch-tone telephone by calling toll-free 1-800-690-6903 and following the instructions on our proxy card or the Notice;
•	By Internet – You can vote by internet by going to the website www.proxyvote.com and following the instructions on our proxy card or the Notice; or
•

By Mail – If you have requested or receive paper copies of our proxy materials by mail, you can vote by mail by completing, signing, dating and mailing our enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Votes submitted by telephone or electronically over the internet must be received by 11:59 p.m., Eastern Time, on May 8, 2024.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote FOR the election of one or more director nominees; or
•	WITHHOLD authority to vote for one or more director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023, the approval of the non-binding resolution to approve the Company’s executive compensation.

VOTES BY PROXY

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

•	(Proposal 1) FOR the election of all director nominees named in the Proxy Statement;
•	(Proposal 2) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024;

•	(Proposal 3) FOR the approval, on an advisory basis, of the Company’s executive compensation;
•	(Proposal 4) FOR the approval of an amendment to our Certificate of Incorporation to declassify the Board of Directors;
•	(Proposal 5) FOR the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 90,000,000 shares to 170,000,000 shares;
•	(Proposal 6) FOR the approval of an amendment to our Certificate of Incorporation to reflect revisions in Delaware law regarding officer exculpation;
•	(Proposal 7) FOR the approval of an amendment to our Certificate of Incorporation to clarify certain provisions relating to Maritime Law;
•	(Proposal 8) FOR the approval of an amendment to our Certificate of Incorporation to remove the corporate opportunity waiver;
•

(Proposal 9) FOR the approval of the amendment and restatement of our Certificate of Incorporation to clarify, eliminate or update outdated provisions and to modernize our Certificate of Incorporation;

•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

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HOW TO REVOKE YOUR VOTE

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Corporate Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive office;
•	by submitting a duly executed proxy bearing a later date; or
•	by attending the virtual 2024 Annual Meeting at www.virtualshareholdermeeting.com/GLDD2024 and voting.

A stockholder may also revoke a proxy at any time prior to its exercise by telephone or electronically over the internet provided that it must be received by 11:59 p.m., Eastern Time, on May 8, 2024:

•	by calling toll-free 1-800-690-6903; or
•	by visiting the website www.proxyvote.com.

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Other Matters

OTHER BUSINESS AT THE ANNUAL MEETING

The Board of Directors knows of no other matters that will be presented for consideration at the 2024 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

PROPOSALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our Proxy Statement for the 2025 Annual Meeting of Stockholders (“2025 Annual Meeting”) must be received at our principal executive office at 9811 Katy Freeway, Suite 1200, Houston, TX 77024, no later than November 27, 2024. Proposals should be sent to the attention of our Corporate Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before the 2025 Annual Meeting, the stockholder must give written notice of such stockholder’s intent to bring a matter before the 2025 Annual Meeting no earlier than November 27, 2024, and no later than December 27, 2024. If the 2025 Annual Meeting is called for a date that is not within 60 days of the anniversary of the 2024 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the 2025 Annual Meeting must be received not earlier than 120 days prior to such 2025 Annual Meeting date and not later than the close of business on the later of the 90th day prior to such 2025 Annual Meeting date or the 10th day following the date on which the first public disclosure of the date of the 2025 Annual Meeting is made. Each such notice should be sent to the attention of our Corporate Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice, or if you requested paper copies, one copy of our Proxy Statement and 2023 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address or phone number:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way, Edgewood, New York 11717

1-800-542-1061

If you want to receive separate copies of Notices of Internet Availability, or paper copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

SOLICITATION OF PROXIES

We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. We have retained Saratoga Proxy Consulting, LLC to assist in the solicitation of proxies at an anticipated cost of $20,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

By Order of the Board of Directors,

Vivienne Schiffer

Corporate Secretary

March 27, 2024

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APPENDIX A

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

We report our financial results in conformity with U.S. generally accepted accounting principles (“GAAP”). We use certain non-GAAP financial measures as part of our compensation program, including Adjusted EBITDA.

In our “Compensation Discussion and Analysis” (“CD&A”) on page 26, we include information regarding notable financial achievements in 2023, including a non-GAAP measure, Adjusted EBITDA. In our CD&A on page 26, we include our performance targets based on 2023 Adjusted EBITDA, as compared to our 2022 financial results for those measures. We provide below a reconciliation for each of these 2023 measures.

We use non-GAAP performance measures in our compensation program because we believe growth in these measures is important to the Company’s short and long-term success. Our non-GAAP financial measures should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting the usefulness of the measure for comparisons with other companies.

ADJUSTED EBITDA RECONCILIATION ($ IN THOUSANDS)	TWELVE MONTHS ENDED DECEMBER 31, 2023 ($)	TWELVE MONTHS ENDED DECEMBER 31, 2022 ($)
Net income (loss)	13,906	(34,055)
Adjusted for:
Interest expense—net	12,140	14,108
Income tax provision	4,406	(9,360)
Depreciation expense	42,525	46,273
Adjusted EBITDA	72,977	16,966

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APPENDIX B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GREAT LAKES DREDGE & DOCK ~~HOLDINGS CORP.~~CORPORATION
a Delaware corporation

Great Lakes Dredge & Dock Corporation (the “Corporation”), a corporation organized and existing under the DGCL (as defined below), does hereby certify as follows:

1.
The Corporation was originally incorporated under the name Great Lakes Dredge & Dock Holdings Corp., pursuant to the original Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on August 7, 2006.
2.
This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with Section 242 and Section 245 of the DGCL.
3.
The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Article One
NAME

The name of the Corporation is Great Lakes Dredge & Dock ~~Holdings Corp. (the "~~Corporation~~")~~.

Article Two

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle. The name and address of the registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Article Three
PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article Four
CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ~~91,000,000~~171,000,000 shares, of which:

~~90,000,000~~170,000,000 shares, par value $0.0001 per share, shall be shares of common stock (the “Common Stock”); and

1,000,000 shares, par value $0.0001 per share, shall be shares of initially undesignated preferred stock (the “Preferred Stock”).

Section 2. Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(a)
Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.
(b)
Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such

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affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificates of designation relating to any series of Preferred Stock).
(c)
Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock, ratably among such holders based on the number of shares of Common Stock held by each such person. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph (c).
(d)
Preemptive Rights. Except as may be set forth in a written agreement to which such holder is party with the Corporation, no holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3. Preferred Stock. The Board is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

Section 4. Definitions. Solely for the purposes of this Article Four and Article Five, the following terms shall have the meanings ascribed below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, “control” means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

Article Five
RESTRICTIONS ON TRANSFER AND OWNERSHIP

Section 1. Maritime Laws. It is the policy of the Corporation that Non-U.S. Citizens should beneficially own, individually or in the aggregate, no more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to submit any proof that it is a U.S. Citizen as required by any applicable law or by any contract with the United States government (or any agency thereof) or any other Person, the Corporation shall have the power to take the actions prescribed in Sections 2 through 9 of this Article Five. The provisions of this Article Five are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States ~~and may transport dredged material~~, or in towing or the transportation of merchandise and passengers between ~~points~~ports or places in the United States to which the Coastwise Laws apply, or the transportation of valueless material or dredged material from a point in the United States or on the high seas within the United States exclusive economic zone to another point in the United States or on the high seas within the United States exclusive economic zone. The Board (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Amended and Restated Certificate of Incorporation to implement the provisions of this Article Five.

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Section 2. Stock Certificates.

(a)
To implement the policy set forth in Section 1 of this Article Five, the Corporation shall institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; and (iii) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed.
(b)
A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in the Amended and Restated Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of the Amended and Restated Certificate of Incorporation.

Section 3. Transfers.

(a)
Any purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the Corporation knows of such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article Five. In no event shall any such registration or recognition make such purported transfer effective unless the Board shall have expressly and specifically authorized the same.
(b)
A citizenship certification, and such other documentation under Section 8 of this Article Five, may be required by the Corporation or its transfer agent (if any) from all transferees (and from any recipient upon original issuance) of shares of capital stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner, and registration of transfer (or the closing of such original issue) shall be denied upon refusal to furnish such certificate.

Section 4. Excess Shares. If on any date (including, without limitation, any record date) (each, an “Excess Share Date”) the number of shares of a class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute “Excess Shares” for purposes of this Article Five shall be those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded; provided that, (i) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article Five; (ii) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date of their acquisition of beneficial ownership of Excess Shares; (iii) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or such shares shall be treated as Excess Shares on a pro rata basis as the Corporation may, in its reasonable discretion, deem appropriate; (iv) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen will be deemed to have been acquired, for purposes of this Article Five, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 4 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

Section 5. Additional Remedies for Exceeding Permitted Percentage. In the event that (i) Section 3(a) of this Article Five would not be effective for any reason to prevent the transfer (a “Proposed Transfer”) of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (a “Proposed Transferee”), (ii) a change in the status (a “Status Change”) of a U.S. Citizen to a Non-U.S. Citizen (a “Disqualified Person”) causes a share of any class or series of capital stock of the Corporation of which such U.S. Citizen is the beneficial owner immediately prior to such change to constitute an Excess Share, or (iii) the original issuance by the Corporation of a share of any class or series of capital stock of the Corporation to a Non-U.S. Citizen (a “Disqualified Recipient”) that results in such share constituting an Excess Share, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee) or such Status Change (in the case of such Disqualified Person), and as of the time of issuance of such Excess Share (in the case of such Disqualified Recipient), such Excess Share shall to the fullest extent permitted by law be eligible for redemption by the Corporation in accordance with Section 6 of this Article Five, and such Non-U.S. Citizen (each, a “Restricted Person”) shall neither acquire nor have any rights or interests in such Excess Share subject to redemption.

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Section 6. Redemption.

(a)
Without limiting the generality of the foregoing, in the event that the restrictions on transfer set forth in Section 3(a) would not be effective for any reason whatsoever ~~(whether in the determination of the Corporation or otherwise) in order to, or the Corporation otherwise determines in its sole discretion that the best manner for the Corporation to,~~or would not be a best practice to prevent the beneficial ownership by Non-U.S. Citizens of shares of the class or series of capital stock of the Corporation from exceeding the Permitted Percentage for such class or series, as determined by the Corporation in its sole discretion, then the Corporation, by action of the Board, in its sole discretion, shall have the power to redeem such Excess Share, unless such redemption is not permitted under the DGCL or other provisions of applicable law; provided that the Corporation shall not have any obligation under this Section 6 to redeem any one or more Excess Shares.
(b)
Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, (i) the holders of such Excess Shares subject to redemption shall to the fullest extent permitted by law (so long as such excess exists) not be entitled to any voting rights with respect to such Excess Shares, and (ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 6(c)(iii) of this Article Five); provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 6.

(c)
The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 6 shall be as follows:
(i)
the per share redemption price (the “Redemption Price”) to be paid for each Excess Share shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Corporation pursuant to Section 6(b) of this Article Five;
(ii)
the Redemption Price shall be paid in cash (by wire transfer or bank or cashier’s check) or by the issuance of Redemption Notes, as determined by the Board in its sole discretion;
(iii)
written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates representing the Excess Shares that are surrendered for redemption (if any), shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the “Redemption Notice”);
(iv)
the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holders of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation shall have irrevocably deposited or set aside a sum sufficient to pay the Redemption Price to such record holders or the date on which the Corporation shall have paid the Redemption Price (including, without limitation, the delivery of any applicable Redemption Notes) to such record holders;
(v)
each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 6(c)(iv) of this Article Five)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;
(vi)
if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;
(vii)
without limiting clause (vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

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(viii)
upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper from for transfer as specified in the Redemption Notice) the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

Section 7. Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment, the citizenship of the beneficial owners of any class or series of the Corporation’s capital stock for the purposes of this Article Five. In determining the citizenship of the beneficial owners or their transferees or, in the case of original issuance, any recipient (and, if such transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Corporation’s capital stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 3(b) of this Article Five and the written statements and affidavits required under Section 8 of this Article Five given by the beneficial owners or their transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees or recipients (or any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees and recipients (and any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section 8(b) of this Article Five. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees and recipients (and any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article Five shall be conclusive.

Section 8. Requirement to Provide Citizenship Information.

(a)
In furtherance of the policy set forth in Section 1 of this Article Five, and without limiting any other provision of this Article Five, the Corporation may, to the fullest extent permitted by law, require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:
(i)
promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation after the date of filing of this Amended and Restated Certificate of Incorporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;
(ii)
promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;
(iii)
promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;
(iv)
every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address; and
(v)
every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than two business days after the date such beneficial owner ceases to be a U.S. Citizen, a written statement, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.
(b)
The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 3(b) of this Article Five and the written statements and affidavits required under Section 8(a) of this Article Five, of the citizenship of the beneficial owner or the proposed transferee or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Corporation’s capital stock.
(c)
In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 8 of this Article Five) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 3(b) of this Article Five, a written statement, an affidavit and/or reasonable documentation required under Section 8(a) of this Article Five, and/or additional proof of citizenship required under Section 8(b) of this Article Five, and (ii) such beneficial owner fails

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to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall, to the fullest extent permitted by law, be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article Five; provided, however, that the Corporation, acting through its Board, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.
(d)
In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 8 of this Article Five) from a beneficial owner of, or the proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 3(b) of this Article Five, a written statement, an affidavit and/or reasonable documentation required under Section 8(a) of this Article Five, and/or additional proof of citizenship required under Section 8(b) of this Article Five, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article Five, by the date set forth in such written request, the Corporation, acting through its Board, shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation, until such requested documentation is so submitted.

Section 9. Severability. Each provision of this Article Five is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Five is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Five shall not be affected, and this Article Five shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

Section 10. NASDAQ Transactions. Nothing in this Article Five shall preclude the settlement of any transaction entered into through the facilities of The Nasdaq Stock Market or any other National Securities Exchange for so long as any class or series of the capital stock of the Corporation is quoted for trading on The Nasdaq Stock Market or listed for trading on any other National Securities Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article Five and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Five.

Section 11. Certain Definitions. Solely for purposes of this Article Five, the following terms shall have the meanings ascribed below:

A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares or interests in an entity to the extent such Person would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor rule to such rule, and such terms shall apply to and include the holder of record of any such shares or interests.

“Coastwise Laws” shall mean the United States cabotage laws set forth in Title 46, United States Code, Chapter 551, including but not limited to the Jones Act, the Dredge Act, the Towing Vessel Act, and the Passenger Vessel Services Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

“Disqualified Person” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Disqualified Recipient” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Excess Shares” shall have the meaning ascribed to such term in Section 4 of this Article Five.

“Excess Share Date” shall have the meaning ascribed to such term in Section 4 of this Article Five.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

“Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation as of any date shall mean the average of the daily Market Price (as defined herein) of one share of such capital stock for the 20 consecutive Trading Days (as defined herein) immediately preceding such date, or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, the fair value of a share of such class or series of capital stock on such date as determined in good faith by the Board.

“Maritime Laws” shall mean collectively ~~the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, 46 U.S.C. app. §292 and any other statute regulating or authorizing dredging in the navigable waters of the United States~~those United States laws governing the ownership, documentation, and operation of United States documented vessels with coastwise trade endorsements, including the Coastwise Laws, Title 46 United States Code Chapter 121, and Title 46 United States Code Section 50501, and any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

The “Market Price” of a share of a class or series of capital stock of the Corporation for a particular day shall mean: (A) the last reported sales price, regular way, on such day, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for unlisted trading privileges on the principal National Securities Exchange on which such class

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or series of capital stock is then listed or admitted for unlisted trading privileges; or (B) if such class or series of capital stock is not then listed or admitted for unlisted trading privileges on any National Securities Exchange, the last quoted price on such day, or, if not so quoted, the average of the closing bid and asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (C) if on any such day such class or series of capital stock is not quoted by any such organization, the average of the bid and asked prices on such day as furnished by a professional market maker making a market in such capital stock selected by the Corporation; or (D) if on any such day no market maker is making a market in such capital stock, the fair value of a share of such class or series of capital stock on such day as determined in good faith by the Board (or a duly authorized committee thereof).

“National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

“Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

“Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation, the lesser of (i) 22.5% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding, and (ii) 90% of the maximum percentage of the issued and outstanding shares of such class or series of capital stock of the Corporation permitted to be beneficially owned, individually or in the aggregate, by Non-U.S. Citizens under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States and to transport dredged material between points in the United States.

“Proposed Transfer” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Proposed Transferee” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Redemption Date” shall have the meaning ascribed to such term in Section 6(c)(iii) of this Article Five.

“Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.

“Redemption Notice” shall have the meaning ascribed to such term in Section 6(c)(iii) of this Article Five.

“Redemption Price” shall have the meaning ascribed to such term in Section 6(c)(i) of this Article Five.

“Restricted Person” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Status Change” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“U.S. Citizen” shall mean a citizen of the United States within the meaning of the Maritime Laws (as defined herein) for purposes of owning or operating vessels in the ~~U.S.~~United States coastwise trade.

Article Six
BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances ~~and subject to the terms of the Investor Rights Agreement~~, the number of directors which shall constitute the Board of Directors shall initially be eight (8) members and thereafter shall be established from time to time by resolution of the Board. ~~When used herein, the “Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about December 26, 2006, by and among Aldabra Acquisition Corporation (and assigned to, and assumed by, the Corporation in connection of the merger of Aldabra Acquisition Corporation with and into a subsidiary of the Corporation) and certain of its stockholders, as the same may be amended, modified, supplemented or waived from time to time; a copy of such Investor Rights Agreement shall be made available to any stockholder upon request.~~

Section 2. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Sections 2, 3 and 4 of this Article ~~Seven~~Six. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. No Non-U.S. Citizen shall be qualified to serve as a director ~~unless~~if the placement of such person on the Board of Directors would result in the total number of directors who are Non-U.S. Citizens ~~equals~~to be

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more than a minority of the minimum number of directors necessary to achieve a quorum. No person may serve as the chairperson of the Board unless that person is a U.S. Citizen.

Section 3. Classes of Directors. ~~The~~Until the election of directors at the annual meeting of stockholders to be held in 2027, the directors shall be divided into three classes, designated Class I, Class II and Class III. The ~~Board is hereby authorized to assign members of the Board already in office to such classes at the time such classification becomes effective by resolution of the Board. The term of the initial~~term of the current Class I directors shall, consistent with having been elected to a three-year term at the 2022 annual meeting, terminate on the date of the ~~2007~~2025 annual meeting; the term of the ~~initial~~current Class II directors shall, consistent with having been elected to a three-year term at the 2023 annual meeting, terminate on the date of the ~~2008~~2026 annual meeting; and the term of the ~~initial~~current Class III directors ~~shall termination~~to be elected at the annual meeting of stockholders to be held in 2024 shall, consistent with having been elected to a three-year term at the 2024 annual meeting, terminate on the date of the ~~2009~~2027 annual meeting. ~~At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.~~ If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Commencing with the election of directors at the annual meeting of stockholders to be held in 2025, successors to the class of directors whose term expires at such annual meeting shall be elected for a one-year term. Commencing with the election of directors at the annual meeting of stockholders to be held in 2027, the classification of the Board shall terminate. Notwithstanding anything in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the term of any director that, in accordance with this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, ceases to be qualified to serve as a director of the Corporation shall automatically terminate as of the time such director ceases to be qualified.

Section 4. Removal of Directors; Vacancies. ~~Subject to the rights of the holders of any series of Preferred Stock then outstanding, (a) as long as Madison Dearborn Capital Partners IV, L.P. (“MDCP IV”) owns capital stock of the Corporation that possesses 25% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), any director may be removed at any time for any reason upon the election of holders a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, and (b) from and after the date that MDCP IV owns capital stock of the Corporation that possesses less than 25% of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), any director~~ Any director serving in a class of directors elected for a term expiring at the third annual meeting following the election of such class shall be removable only for cause, and all other directors shall be removeable either with or without cause. Any director, or all of the directors, may be removed from office at any time~~, but only for cause,~~ at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of ~~Common Stock~~stock entitled to vote ~~at an election of directors~~thereon, voting together as a single class. Such removal rights are subject to the rights of the holders of any series of Preferred Stock then outstanding. Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director shall be filled ~~shall be filled~~ by directors possessing a majority of the voting power of all directors. Notwithstanding anything herein to the contrary, in the event that a vacancy arising from the death, disqualification, resignation, or removal of any directors shall cause the proportion of Non-U.S. Citizen directors to exceed the proportion permitted under Section 2 of this Article Six, then the Non-U.S. Citizen director with the shortest tenure of service as a director shall be automatically disqualified from serving as a director, his or her term as a director shall immediately expire, he or she shall automatically cease to be a director and the size of the Board shall be reduced by one directorship. The preceding sentence shall apply successively to one or more Non-U.S. Citizen directors to permit the Board to comply with Section 2 of Article Six. Any director so disqualified may be reappointed as a director if the vacancy or vacancies that caused such disqualification have been filled in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article ~~Seven~~Six, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the ~~bylaws~~Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the ~~bylaws~~Bylaws of the Corporation shall not be altered or amended by the stockholders without the affirmative vote of ~~(a) as long as MDCP IV owns 25% or more of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of a majority of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors and (b) from and after the date that MDCP IV owns less than 25% of the capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class),~~ the holders of 66-2/3% of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).

Section 7. ~~Directors with More Than One Vote. As long as MDCP IV owns capital stock of the Corporation that possesses 50% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), MDCP IV may, by written notice to the Corporation made within 20 business days after election of any director to the Board (including, without limitation, any director elected as a replacement of a director that previously had more than one vote in matters submitted to directors), designate up to two directors of the Corporation, each of whom must be a U.S. Citizen, to have four (4) votes in each matter submitted to directors of the Corporation for vote and each such director so designated by MDCP IV shall thereafter have four (4) votes in matters submitted to the Corporation for vote until such director’s removal or resignation from the~~

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~~Board. Notwithstanding the foregoing, in the event any director is so designated, such director shall continue to retain the right to four (4) votes in each matter submitted to directors of the Corporation upon re-election unless and until MDCP IV shall have notified the Corporation to the contrary in writing. Any director designated as having four (4) votes in each matter submitted to the directors shall have four (4) votes in each matter submitted to any committee on which such director serves. Every reference in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation to a majority or other proportion of the directors or committee members shall refer to a majority or other proportion of the votes of the directors or committee members, as applicable.~~

Article Seven
~~[●]~~RESERVED

Article Eight
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, or any other applicable law, as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader ~~indemnification~~exculpation rights than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article Eight, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

Article Nine
INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Nine (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Notwithstanding anything in this Article Nine to the contrary, in no event shall the Corporation have any obligation to indemnify a director or officer of the Corporation for any proceeding initiated by such person seeking indemnification unless such proceeding either (i) is a proceeding to enforce such director’s or officer’s rights under this Article Nine or (ii) was authorized by the Board.

Section 2. Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Nine. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 3. Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article Nine shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Nine). The right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of

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competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article Nine where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article Nine shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article Nine shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Nine is in effect. Any repeal or modification of this Article Nine or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Nine, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Nine, with respect to the resulting or surviving corporation, as he or she would if he~~/~~ or she had served the resulting or surviving corporation in the same capacity.

Section 5. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Nine in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Nine shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Savings Clause. If this Article Nine or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Nine as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Nine to the full extent permitted by any applicable portion of this Article Nine that shall not have been invalidated and to the full extent permitted by applicable law.

Article Ten
ACTION BY WRITTEN CONSENT;
SPECIAL MEETINGS OF STOCKHOLDERS

The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of directors holding a majority of the voting power of all directors then in office~~; provided that, as long as MDCP IV owns capital stock of the corporation possessing 25% or more of the capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), a special meeting shall be called by the president upon the written request of holders of shares entitled to cast not less than twenty-five (25) percent of the votes at the meeting~~. Notwithstanding the foregoing, the provisions of the first sentence of this Article Ten shall not apply at any time when the Corporation’s Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended~~, or when MDCP IV beneficially owns, capital~~

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~~stock of the Corporation that possesses 25% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).~~.

Article Eleven

~~CORPORATE OPPORTUNITIES~~RESERVED

~~To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this Article Eleven shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.~~

Article Twelve
SECTION 203

The Corporation expressly elects to be governed by Section 203 of the DGCL.

Article Thirteen
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of (i) at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with Article Seven, Article Eight, Article Nine, Article Ten, Article Eleven or this Article Thirteen of this Amended and Restated Certificate of Incorporation or (ii) at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with any other provision of this Amended and Restated Certificate of Incorporation.

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Great Lakes Dredge & Dock Corporation	78	2024 Proxy Statement

TOP: West Beach in Gulf Shores. Gulf Shores Beach Restoration, Alabama.

MIDDLE: Hopper Dredge ***Liberty Island*** pumping beneficial use dredged material to Egmont Key, Florida, during maintenance dredging of the Tampa Harbor Entrance Channel for the U.S. Army Corps of Engineers, Jacksonville District. (Photo: Ed O'Dowd)

RIGHT: Clamshell ***Dredge 55*** working for the Virginia Port Authority to deepen and widen the Thimble Shoal Federal Navigation Channel.

GREAT LAKES DREDGE & DOCK CORPORATION

y under construction. This project ultimately created 875 acres of marsh on the inland sidFourchon and Grand Isle. Cutter Suction Dredge Illinois dredging Fire Island Inlet, New York. GREAT LAKES DREDGE & DOCK CORPORATION 9811 Katy Freeway Suite 1200 Houston, TX 77024 346-359-1010 gldd.com info@gldd.com 2023 Proxy Statement

GREAT LAKES DREDGE & DOCK CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. PO BOX 1342 BRENTWOOD, NY 11717SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 8, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GLDD2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 8, 2024. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V30247-P05202 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GREAT LAKES DREDGE & DOCK CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees:1a.Lasse J. Petterson1b.Kathleen M. Shanahan1c.Earl L. ShippFor Withhold 00 0 7.0For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6, 7, 8 and 9.For Against Abstain 9.2.To ratify Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024. 0 0 0 0 8.To approve an amendment to the Company's certificate of incorporation to clarify certain provisions relating to Maritime Laws. To approve an amendment to the Company's certificate of incorporation to remove the corporate opportunity waiver.To approve the amendment and restatement of the Company's certificate of incorporation to clarify, eliminate or update outdated provisions and to modernize the Company's certificate of incorporation. 0 0 0 0 0 0 0 0 0 3.To approve, on a non-binding advisory basis, the Company's executive compensation.O04.To approve an amendment to the Company's certificate of incorporation to declassify the Board of Directors. O 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 5.O0 06. To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock from 90,000,000 to 170,000,000 shares. To approve an amendment to the Company's certificate of incorporation to reflect revisions in Delaware law regarding the exculpation of officers. 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V30248-P05202 GREAT LAKES DREDGE & DOCK CORPORATION Annual Meeting of Stockholders May 9, 2024 at 1:00 P.M., Central Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Great Lakes Dredge & Dock Corporation hereby constitute and appoint Lasse J. Petterson and Vivienne R. Schiffer, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2024 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the "Company," to be held virtually at www.virtualshareholdermeeting.com/GLDD2024 on Thursday, May 9, 2024 at 1:00 P.M., Central Time, and at any postponements or adjournments thereof, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5, 6, 7, 8 AND 9.(Continued and to be signed on reverse side)